U.S. SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                          FORM SB-2 POS

        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               eConnect
          (Name of Small Business Issuer in its charter)

       Nevada                        541990               43-1239043
(State or jurisdiction of     (Primary Standard           (IRS Employer
incorporation or organization) Industrial                 Identification
                               Classification Code Number)    Number

2500 Via Cabrillo Marina Suite 112, San Pedro, California 90731; (310) 514-9482 (Address and telephone number of Registrant's principal executive offices and principal place of business)

Brian F. Faulkner, Esq., 3900 Birch Street, Suite 113, Newport Beach, Ca
                              (949) 975-0544
        (Name, address, and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.


                    CALCULATION OF REGISTRATION FEE

Title of         Amount to be    Proposed    Proposed   Amount of
Securities       Registered      Maximum     Aggregate  Registration
to be                            Offering    Offering   Fee
Registered                       Price Per   Price
                                 Share (1)
Common
Stock            61,000,000       $0.19      $11,590,000  $3,222.02

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1) Pursuant to Rule 416, such additional amounts to prevent dilution from stock splits or similar transactions.

(2) Calculated in accordance with Rule 457(c): The average of the bid and ask price as of August 18, 1999

                           PROSPECTUS

                            eConnect

                        17,183,339 Shares *
                           Common Stock

eConnect, a Nevada corporation ("Company"), is hereby offering up to 17,183,339 shares of common stock (out of an original registration of 61,000,000 shares) on a delayed basis under Securities and Exchange Commission Rule 415, as follows (maximum amounts): (a) 7,640,339 shares in connection with consulting services and acquisitions by the company; (b) 8,043,000 shares in connection with the common stock purchase agreement with Alpha Venture Capital, Inc. at an offering price of 80% of the average closing bid price on the five business days immediately preceding the date of notice of a drawdown; (c) 1,000,000 Shares to cover the exercise of warrants issued in connection with this purchase agreement (exercisable at a price equal to 80% of the closing bid price of the common stock on the effective date of the purchase agreement after said date until a date which is five years thereafter); and (d) 500,000 Shares to cover the exercise of warrants issued in connection with drawdowns under the purchase agreement (exercisable at the closing bid price on the date of each draw from the effective date of the purchase agreement until a date which is five years thereafter).

The Shares offered hereby are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment
(See "Risk Factors" on page 9).

These securities have not been approved or disapproved by the securities and exchange commission or any state securities commission nor has the securities and exchange commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


              Price to Public   Underwriting Discounts   Proceeds to
                                  And Commissions (2)      Issuer (3)

Per Share            $ (1)             $0                     $ (1)
Total Maximum        $ (1)             $0                     $ (1)

Information contained herein is subject to completion or amendment. The registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Subject to Completion, Dated: _____________, 2000

* Pursuant to SEC Rule 416, there will be a change in the amount of securities being issued to prevent dilution resulting from stock splits, stock dividends, or similar transaction

(1) The price per share, the maximum amount to be raised under this offering and the proceeds to the issuer will be dependent on the market price at the times that drawdowns are taken under a common stock purchase agreement.

(2) First Fidelity Capital, Inc. will receive a commission of 8% of the amount of each drawdown under the common stock purchase agreement; the amount of commissions will be dependent on the amount taken under such drawdowns.

(3) The proceeds to the company will be dependent on the amount sold under the common stock purchase agreement, and is before the payment of certain expenses in connection with this offering.

                        TABLE OF CONTENTS

PROSPECTUS SUMMARY                                                  6
RISK FACTORS                                                        9
USE OF PROCEEDS                                                    16
DETERMINATION OF OFFERING PRICE                                    17
PLAN OF DISTRIBUTION                                               17
LEGAL PROCEEDINGS                                                  18
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
  AND CONTROL PERSONS                                              22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT                                                   24
DESCRIPTION OF SECURITIES                                          25
INTEREST OF NAMED EXPERTS AND COUNSEL                              26
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
  FOR SECURITIES ACT LIABILITIES                                   27
ORGANIZATION WITHIN LAST FIVE YEARS                                32
DESCRIPTION OF BUSINESS                                            32
PLAN OF OPERATION                                                  46
DESCRIPTION OF PROPERTY                                            48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                     48
MARKET FOR COMMON EQUITY AND RELATED
  STOCKHOLDER MATTERS                                              51
EXECUTIVE COMPENSATION                                             53
FINANCIAL STATEMENTS                                               54
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
  ON ACCOUNTING AND FINANCIAL DISCLOSURE                           81
AVAILABLE INFORMATION                                              81

                        PROSPECTUS SUMMARY

The following summary is qualified in its entirety by detailed information appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety.

The Company.

(a)  Background.

eConnect was originally organized under the laws of the State of Missouri on September 1, 1981, as HANDY-TOP, INC. On April 20, 1983, the Articles of Incorporation were amended to change the name of the corporation to HTI Corporation. On May 28, 1993, the Articles of Incorporation were amended to change the name of the corporation to Leggoons, Inc. In addition to changing the company's name, the May 28,1993, amendment to the Articles of Incorporation increased the number of authorized shares of common stock from 40,000 to 10,000,000 and decreased the par value of the common stock from $1.00 per share to $.01 per share. Also on May 28, 1993, Leggoons, Inc., declared a 14-for-1 stock split.

Leggoons, Inc., was engaged in the design, manufacture and distribution of apparel and related accessories which are sold to better specialty and department stores nationwide under the brands Leggoons, CPO by Leggoons, John Lennon Artwork Apparel, and Snooggel. On January 19, 1996, Leggoons, Inc., entered into a Licensing Agreement with Robert Tamsky, a former director and employee of the Leggoons, Inc. Pursuant to the terms of the Licensing Agreement, the Leggoons, Inc., granted Mr. Tamsky effective January 1, 1996, the right to use the LEGGOONS trademark in connection with the design, production, marketing, sales and sublicensing of all clothing, wearing apparel and accessories bearing the "LEGGOONS" symbol. This right will continue until December 31, 1998, and may be extended thereafter each year for an additional year. In consideration for the license, Mr. Tamsky, according to the Licensing Agreement, shall pay to the Leggoons, Inc. a royalty of five percent of the net sales of "LEGGOONS" products.

Also on January 19, 1996, the Leggoons, Inc., adopted a formal plan to discontinue the designing, selling, manufacturing and distribution of its apparel products. As part of such plan, Leggoons, Inc., discontinued production on April 30, 1996, and intended to either sell or liquidate the operations within twelve months of that date.

On June 12, 1996, Leggoons, Inc., transferred all of its assets and liabilities to a third party assignee, under an "Assignment
for the Benefit of Creditors" (the "Assignment").   An
Assignment is a business liquidation device available as an alternative to bankruptcy. The third party assignee, a Nebraska corporation, also named Leggoons, Inc. (the "Assignee"), will be required to properly, timely, and orderly dispose of all remaining assets for the benefit of creditors. Included in the Assignment were the rights and obligations of the Licensing Agreement. Leggoons, Inc. continued to maintain its status as a shell corporation.

On February 18, 1997, Leggoons, Inc. entered into an
Agreement to License Assets from Home Point of Sales, Inc.(now know as Electronic Transactions & Technology - "ET&T")) for the purpose of licensing certain technology for the development of Personal Encrypted Remote Financial Electronic Card Transactions ("PERFECT"). ET&T is a privately held corporation 70% owned by Thomas S. Hughes, President of the Company. This technology provides consumers with the option to instantly pay bills or impulse purchase from home with real time cash transactions. Management believes the proprietary technology and the large demand for wagering opportunities in today's marketplace will combine to generate substantial sales for the Company over the medium term.

Thomas S. Hughes, Chairman of ET&T, became Chairman and
President of Leggoons, Inc., on March 1, 1997. At that time, the name was changed to Betting, Inc.

On April 28, 1997, the Company entered into a Host
Processing Agreement with ET&T for the purpose of having ET&T act as the bank host processing for all Betting, Inc.'s transactions that are sent by terminal s that read credit cards or ATM cards. On March 27, 1998, the Company entered into a License Agreement with ET&T for the purpose of licensing additional technology for processing electronic banking transactions. This licensing supplements the technology licensed under the Agreement dated February 18, 1997.

On May 17, 1999, an Agreement and Plan of Merger between Betting, Inc., a Missouri corporation, into Betting, Inc., a Nevada corporation was executed by an authorized signatory of each company. At a duly called meeting of shareholders on May 21, 1999, the merger of the two companies was approved by a majority of the shareholders appearing in person or by proxy. Effective on June 1, 1999, Articles of Merger were filed with the Nevada Secretary of State, which formally resulted in the redomicile to the State of Nevada. On June 4, 1999, a Certificate of Amendment to Articles of Incorporation was filed with the Nevada Secretary of State changing the name of the Company to "eConnect" and increasing the number of authorized common shares to 100,000,000. On August 23, 1999, a Certificate of Amendment to Articles of Incorporation was filed with the Nevada Secretary of State increasing the number of authorized common shares to 200,000,000.

(b)  Business.

The Company is made up of two divisions: The first, the transactions division has a specific emphasis on ATM card with PIN instant cash transactions. There are two aspects to the industry of self serviced home or mobile swiped ATM card with PIN entry or credit card transactions which the company has named PERFECT (personal encrypted remote financial electronic card transactions).

The first aspect is the development of the "Bank Eyes Only"T transactions system whereby a consumer can use a remote terminal from a home environment or mobile environment to read a credit card or ATM card with PIN or a smart card which is then sent to a host processor for card authorization. "Bank Eyes Only" transactions refers to a direct Internet connection between the consumer's terminal and the company's bank card authorization system. The web merchant does not store nor has ready access to the consumer's card data. These "Bank Eyes Only" terminals are remote from the merchant (protecting the consumer's data) and are wireless or landline or computer enabled. This should result in greater consumer confidence in performing such financial transactions. This system will also enable the consumer or business person to effect instant cash payments to the recipient. A transaction using the terminal device with an ATM card with PIN is considered a cash payment. Internet "Bank Eyes Only" ATM card with PIN payments could substantially affect global commerce, completely changing the way people around the world do business.

The second aspect of a PERFECT transaction is the usage of the company's proprietary hardware placed in public locations for self serviced bill payments by ATM card with PIN entry.

The second division is eGaming. The company currently owns 100% interest in Top Sports S.A., a series of 12 walk in Dominican Republic sportsbooks. The company's interest in gaming two fold: (1) the generation of revenues; (2) the establishment of a base for the usage of "bank eyes only" eCashPads for global ATM card with PIN entry gaming.

The Offering.

Shares of common stock of the company will be offered as a shelf registration under Securities and Exchange Commission Rule 415 up to 61,000,000 shares and warrants of its $0.001 par value common stock. To date, a total of 43,816,661 shares have been sold under this offering. The following additional amounts (totaling 17,183,339) out of the total offering remain to be sold (maximum amounts):

7,640,339 shares in connection with consulting services and acquisitions by the company.

8,043,000 shares in connection with the common stock purchase agreement with Alpha Venture Capital, Inc. at an offering price of 80% of the average closing bid price on the five business days immediately preceding the date of notice of a drawdown.

1,000,000 Shares to cover the exercise of warrants issued in connection with this purchase agreement (exercisable at a price equal to 80% of the closing bid price of the common stock on the effective date of the purchase agreement after said date until a date which is five years thereafter).

500,000 Shares to cover the exercise of warrants issued in connection with drawdowns under the purchase agreement
(exercisable at the closing bid price on the date of each draw from the effective date of the purchase agreement until a date which is five years thereafter).

No commissions or other fees will be paid, directly or indirectly, by the company, or any of its principals, to any person or firm in connection with solicitation of sales of the shares (a placement fee of 8% is being paid to First Fidelity Capital, Inc. in connection with the funds provided under the purchase agreement; a total of $304,320 has been paid to date). These securities are offered by the Company subject to prior issue and to approval of certain legal matters by counsel.
Since there are only 15,358,687 shares left in the authorized limit of 200,000,000, unless the shareholders vote to increase this authorization at the upcoming annual meeting, this offering not be completed as set forth above.

Liquidity of Investment.

Although the Shares will be "free trading," there has been only a limited public market for the Shares. Therefore, an investor may not be able to sell is Shares when he or she wishes;
therefore, an investor may consider his or her investment to be long-term. See "Risk Factors."

Risk Factors.

And investment in the company involved risks due in part to a limited previous financial and operating history of Company, as well as competition in the internet gaming industry. Also, certain potential conflicts of interest arise due to the relationship of the Company to management and others. See "Risk Factors."

                            RISK FACTORS

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THEY SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS AMONG OTHER THINGS, AS WELL AS ALL OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

Development Stage.

The company has not completed the development and testing of any commercial products, and, accordingly, has no profitable operating history upon which investors may rely. The company has received limited revenues from operations. The company's products and services will require significant additional investment in research and development and will require substantial additional resources. There can be no assurance that any of the company's products will meet applicable regulatory standards, obtain required regulatory approvals, or be capable of being produced in commercial quantities at reasonable costs.

There can be no assurance that the Company will generate significant revenues in the future; and there can be no assurance that the Company will operate at a profitable level. If the Company is unable to obtain customers and generate sufficient revenues so that it can profitably operate, the Company's business will not succeed. In such event, investors in the Shares may lose their entire cash investment. Also the Company and its management do not have significant experience in the internet business, and in particular the on-line gaming business.

As a result of the fixed nature of many of the company's expenses, the company may be unable to adjust spending in a timely manner to compensate for any unexpected delays in the development and marketing of the company's products or any capital raising or revenue shortfall. Any such delays or shortfalls will have an immediate adverse impact on the company's business, operations and financial condition.

Limited Revenues, History of Operating Loss and Accumulated
Deficit.

The company has had limited revenue to date. Although the company has been involved with e-commerce since 1999, it has been primarily engaged in research and development. The company has incurred significant operating losses: $19,026,744 for the fiscal year ended December 31, 1999, $776,138 for the four months ended December 31, 1998, and $196,968 for the fiscal year ended August 31, 1998. At June 30, 2000, the company had an accumulated deficit of $58,924,066. The future growth and profitability of the company will be principally dependent upon its ability to successfully complete development and testing of, obtain regulatory approvals for, and market or license its primary products. Accordingly, the company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the establishment of a new business in a highly competitive industry, characterized by new product introductions.

The company anticipates that it will incur substantial operating expenses in connection with the research, development, testing and approval of its proposed products and expects these expenses to result in continuing and significant losses until such time as the company is able to achieve adequate revenue levels.
There can be no assurance that the company will be able to significantly increase revenues or achieve profitable operations. Failure to obtain additional capital, if needed, would have a material adverse effect on the company's operations.

Additional Financing Will Be Required.

The company will be required to raise significant capital to fund its plan of operation; this is estimated to be $3,000,000 over the next 12 months. Currently, the company is meeting its funding requirements through financing provided by the Alpha Venture Capital, Inc. through a common stock purchase agreement between the company and this firm, dated September 28, 1999. However, there is no guarantee that this funding source will continue to be available in the future.

The current funds available to the Company, and any revenue generated by operations, will not be adequate for it to be competitive in the areas in which it intends to operate, and may not be adequate for the company to survive. Therefore, the Company will need to raise additional funds in order to fully implement its business plan. The Company's continued operations therefore will depend upon its ability to raise additional funds through bank borrowings, equity or debt financing. There is no assurance that the Company will be able to obtain additional funding when needed, or that such funding, if available, can be obtained on terms acceptable to the Company. If the Company cannot obtain needed funds, it may be forced to curtail or cease its activities. If additional shares were issued to obtain financing, current shareholders may suffer a dilution on their percentage of stock ownership in the Company.

Risks Associated with eCashPad Production.

The agreement under which the eCashPad is being manufactured for the company only calls for an initial production run of 5,000 units, at a total cost of $80,000. The company must conclude an agreement for a substantial additional manufacturing run in order for the plan of business as set forth above to succeed. There is no guarantee that the company will be able to conclude such an agreement.

This agreement offers the company substantial savings by contracting with an Asian country for manufacturing. Currently, the manufacturer is stable but there is no guarantee that the manufacturer may not be impacted by future changes in government policies. The company is presently seeking additional suppliers.

Risks in Connection with Approval of Regional ATM Networks.

Within the United States market, the company is closely working with NDFC to secure the go ahead for regional ATM card networks for an eCashPad ATM card with PIN entry "Bank Eyes Only" Internet payment. Such network currently permit the usage of credit cards on their systems. Thus, a substantial part of the company's strategy is based on ATM card with PIN entry Internet payments, and the company may not receive bank approvals from the regional ATM card networks in the United States for such transactions. In such case, this payment system could not be used in the United States, which could substantially affect the prospects of the Company in this country. Even though this type of payment system has already been approved in the Dominican Republic and Ireland, and may be approved elsewhere outside the United States, the Company would expect that a substantial portion of its projected revenues would come form United States based transactions.

Acceptance and Effectiveness of Internet Electronic Commerce.

The company's success in e-commerce will be dependent on consumer acceptance of e-retailing and an increase in the use of the Internet for e-commerce. If the markets for e-commerce do not develop or develop more slowly than the company expects, its e-commerce business may be harmed. If Internet usage does not grow, the company may not be able to increase revenues from Internet advertising and sponsorships which also may harm both our retail and e-commerce business. Internet use by consumers is in an early stage of development, and market acceptance of the Internet as a medium for content, advertising and e-commerce is uncertain. A number of factors may inhibit the growth of Internet usage, including inadequate network infrastructure, security concerns, inconsistent quality of service, and limited availability of cost-effective, high-speed access. If these or any other factors cause use of the Internet to slow or decline, our results of operations could be adversely affected.

Competition in Internet Commerce.

The company anticipates substantial competition in the development of the PERFECT industry and the "Bank Eyes Only" internet application in particular. The company believes that the marketplace is large enough to absorb many competitor companies who may focus on ancillary aspects of the PERFECT industry such as the development of hardware or of merchant sign ups, rather than on the core business of the company which is the processing of transactions.

Increased competition from e-commerce could result in reduced margins or loss of market share, any of which could harm both our retail and e-commerce businesses. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of the company's present and potential competitors are likely to enjoy substantial competitive advantages, including larger numbers of users, more fully-developed e-commerce opportunities, larger technical, production and editorial staffs, and substantially greater financial, marketing, technical and other resources. If the company does not compete effectively or if it experiences any pricing pressures, reduced margins or loss of market share resulting from increased competition, the company's business could be adversely affected.

Unreliability of Internet Infrastructure.

If the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements, the Internet infrastructure may not be able to support these increased demands or perform reliably. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face additional outages and delays in the future. These outages and delays could reduce the level of Internet usage and traffic. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity. If the Internet infrastructure is not adequately developed or maintained, use of the company website may be reduced. Even if the Internet infrastructure is adequately developed, and maintained, the company may incur substantial expenditures in order to adapt its services and products to changing Internet technologies. Such additional expenses could severely harm the company's financial results.

Transactional Security Concerns.

A significant barrier to Internet e-commerce is the secure transmission of confidential information over public networks.
Any breach in security could cause interruptions and have an adverse effect on the company's business.

Governmental Regulation of the Internet.

There are currently few laws that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address issues including user privacy, pricing, taxation and the characteristics and quality of products and services sold over the Internet. Possible future consumer legislation, regulations and actions could cause additional expense, capital expenditures, restrictions and delays in the activities undertaken in connection with the party planning business, the extent of which cannot be predicted. The exact affect of such legislation cannot be predicted until it is in final form.

Influence of Other External Factors on Prospects for Company.

The industry of the company in general is a speculative venture necessarily involving some substantial risk. There is no certainty that the expenditures to be made by the company will result in a commercially profitable business. The marketability of its products will be affected by numerous factors beyond the control of the company. These factors include market fluctuations, and the general state of the economy (including the rate of inflation, and local economic conditions), which can affect companies' spending. Factors which leave less money in the hands of potential customers of the company will likely have an adverse effect on the company. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the company not receiving an adequate return on invested capital.

Success of Company Dependent on Management.

The company's success is dependent upon the hiring of key administrative personnel. None of the company's officers, directors, and key employees have an employment agreement with the company; therefore, there can be no assurance that these personnel will remain employed by the company after the termination of such agreements. Should any of these individuals cease to be affiliated with the company for any reason before qualified replacements could be found, there could be material adverse effects on the company's business and prospects. In addition, management has no experience is managing companies in the same business as the company.

In addition, all decisions with respect to the management of the company will be made exclusively by the officers and directors of the company. Investors will only have rights associated with minority ownership interest rights to make decision which effect the company. The success of the company, to a large extent, will depend on the quality of the directors and officers of the company. Accordingly, no person should invest in the shares unless he is willing to entrust all aspects of the management of the company to the officers and directors.

Control of the Company by Officers and Directors.

The company's officers and directors beneficially own approximately 8.25% of the outstanding shares of the company's common stock. As a result, such persons, acting together, have the ability to exercise influence over all matters requiring stockholder approval. Accordingly, it may be difficult for the investors hereunder to effectuate control over the affairs of the company. Therefore, it should be assumed that the officers, directors, and principal common shareholders who control the majority of voting rights will be able, by virtue of their stock holdings, to control the affairs and policies of the company.

Limitations on Liability, and Indemnification, of Directors and Officers.

The bylaws of the company provide for indemnification of officer or directors of the company. In addition, the Nevada Revised Statutes provide for permissive indemnification of officers and directors and the company may provide indemnification under such provisions. Any limitation on the liability of any director, or indemnification of directors, officer, or employees, could result in substantial expenditures being made by the company in covering any liability of such persons or in indemnifying them.

Potential Conflicts of Interest Involving Management.

The officers and directors have other interests to which they devote time, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on boards of directors, and each will continue to do so notwithstanding the fact that management time may be necessary to the business of the Company. As a result, certain conflicts of interest may exist between the Company and its officers and/or directors which may not be susceptible to resolution.

In addition, conflicts of interest may arise in the area of corporate opportunities which cannot be resolved through arm's length negotiations. All of the potential conflicts of interest will be resolved only through exercise by the directors of such judgment as is consistent with their fiduciary duties to the Company. It is the intention of management, so as to minimize any potential conflicts of interest, to present first to the Board of Directors to the Company, any proposed investments for its evaluation.

No Cumulative Voting

Holders of the shares are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the holders of a majority of the shares present at a meeting of shareholders will be able to elect all of the directors of the company, and the minority shareholders will not be able to elect a representative to the company's board of directors.

Absence of Cash Dividends

The board of directors does not anticipate paying cash dividends on the shares for the foreseeable future and intends to retain any future earnings to finance the growth of the company's business. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements, and the general operating and financial condition of the company, and will be subject to legal limitations on the payment of dividends out of paid-in capital.

No Assurance of Continued Public Trading Market; Risk of Low
Priced Securities.

Prior to this offering, there has been only a limited
public market for the common stock of the Company. The common stock of the Company is currently quoted on the National Quotation Bureau's Pink Sheets after being delisted from the Over the Counter Bulletin Board after the SEC trading suspension on March 13, 2000. The Company is currently applying for relisting on the Over the Counter Bulletin Board as one of its market makers has filed a Form 15c2-11 with the NASD Stock Market, Inc. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the market value of the Company's securities. In addition, the common stock is subject to the low-priced security or so called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. The Securities Enforcement and Penny Stock Reform Act of 1990 ("Reform Act") requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the U.S. Securities and Exchange Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the
risks associated therewith.   The regulations governing low-
priced or penny stocks sometimes limit the ability of broker-dealers to sell the Company's common stock and thus, ultimately, the ability of the investors to sell their securities in the secondary market.

Effects of Failure to Maintain Market Makers.

If the company is unable to maintain a National Association of Securities Dealers, Inc. member broker/dealers as market makers after relisting on the Bulletin Board, the liquidity of the common stock could be impaired, not only in the number of shares of common stock which could be bought and sold, but also through possible delays in the timing of transactions, and lower prices for the common stock than might otherwise prevail. Furthermore, the lack of market makers could result in persons being unable to buy or sell shares of the common stock on any secondary market. There can be no assurance the company will be able to maintain such market makers.

"Shelf" Offering

The shares are offered directly by the company on a delayed basis. No assurance can be given that any or all of the shares will be issued. No broker-dealer has been retained as an underwriter and no broker-dealer is under any obligation to purchase any of the shares. In addition, the officers and directors of the company, collectively, have limited experience in the offer and sale of securities on behalf of the company.
In addition, since the number of authorized but unissued shares of common stock of the company was 15,358,687 as of September 1, 2000, unless the shareholders vote to increase the number of authorized limit above 200,000,000, then this offering will not be completed as set forth under Plan of Distribution.

Use of Proceeds Not Specific.

The proceeds of this offering have been allocated only generally. Proceeds from the offering have been allocated generally to legal and accounting, and working capital. Accordingly, investors will entrust their funds with management in whose judgment investors may depend, with only limited information about management's specific intentions with respect to a significant amount of the proceeds of this offering.

Shares Eligible For Future Sale

All of the 15,260,000 shares of common stock which are currently held, directly or indirectly, by management have been issued in reliance on the private placement exemption under the Securities Act of 1933. Such shares will not be available for sale in the open market without separate registration except in reliance upon Rule 144 under the Securities Act of 1933. In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares acquired in a non-public transaction for at least one year, including persons who may be deemed affiliates of the company (as that term is defined under that rule) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume during the four calendar weeks preceding such sale, provided that certain current public information is then available. If a substantial number of the shares owned by these shareholders were sold pursuant to Rule 144 or a registered offering, the market price of the common stock could be adversely affected.

Uncertainty Due to Year 2000 Problem.

The Year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using the year 2000 date is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced before, on, or after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor errors to significant system failure which could affect the Company's ability to conduct normal business operations. This creates potential risk for all companies, even if their own computer systems are Year 2000 compliant. It is not possible to be certain that all aspects of the Year 2000 issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

The Company currently believes that its systems are Year 2000 compliant in all material respects, its current systems and products may contain undetected errors or defects with Year 2000 date functions that may result in material costs. Although management is not aware of any material operational issues or costs associated with preparing its internal systems for the Year 2000, the Company may experience serious unanticipated negative consequences (such as significant downtime for one or more of its web site properties) or material costs caused by undetected errors or defects in the technology used in its internal systems. Furthermore, the purchasing patterns of advertisers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. The Company does not currently have any information about the Year 2000 status of its advertising customers. However, these expenditures may result in reduced funds available for web advertising or sponsorship of web services, which could have a material adverse effect on its business, results of operations, and financial condition. The Company's Year 2000 plans are based on management's best estimates.

                       USE OF PROCEEDS

The amount of proceeds from this offering will depend on the offering price per share and the number of shares sold for cash under the common stock purchase agreement with Alpha Venture Capital, Inc. The proceeds of the offering, less the expenses of the offering, will be used to provide working capital for the company. The net proceeds of this offering that are not expended immediately may be deposited in interest or non-interest bearing accounts, or invested in government obligations, certificates of deposit, commercial paper, money market mutual funds, or similar investments.

               DETERMINATION OF OFFERING PRICE

The cash offering price of the shares will be determined, from time to time, based on the current market price of the shares on the Over the Counter Bulletin Board under the formula set forth in the common stock purchase agreement with Alpha Venture
Capital, Inc.

                       PLAN OF DISTRIBUTION

Shares of common stock of the company will be offered as a shelf registration under Securities and Exchange Commission Rule 415 up to 61,000,000 shares and warrants of its $0.001 par value common stock. To date, a total of 43,816,661 shares have been sold under this offering. The following additional amounts (totaling 17,183,339) out of the total offering remain to be sold (maximum amounts):

7,640,339 shares in connection with consulting services and acquisitions by the company.

8,043,000 shares in connection with the common stock purchase agreement with Alpha Venture Capital, Inc. at an offering price of 80% of the average closing bid price on the five business days immediately preceding the date of notice of a drawdown.

1,000,000 Shares to cover the exercise of warrants issued in connection with this purchase agreement (exercisable at a price equal to 80% of the closing bid price of the common stock on the effective date of the purchase agreement after said date until a date which is five years thereafter).

500,000 Shares to cover the exercise of warrants issued in connection with drawdowns under the purchase agreement
(exercisable at the closing bid price on the date of each draw from the effective date of the purchase agreement until a date which is five years thereafter).

No commissions or other fees will be paid, directly or indirectly, by the company, or any of its principals, to any person or firm in connection with solicitation of sales of the shares (a placement fee in the amount of 8% is being paid to First Fidelity Capital, Inc. in connection with the funds provided under the purchase agreement; a total of $304,320 has been paid to date). These securities are offered by the Company subject to prior issue and to approval of certain legal matters by counsel. Since there are only 15,358,687 shares left in the authorized limit of 200,000,000, unless the shareholders vote to increase this authorization at the upcoming annual meeting, this offering will not be completed as set forth above.

Opportunity to Make Inquiries.

The company will make available to each offeree, prior to any issue of the shares, the opportunity to ask questions and receive answers from the Company concerning any aspect of the investment and to obtain any additional information contained in this prospectus, to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense.

Execution of Documents.

Each person desiring to purchase Shares must complete, execute, acknowledge, and delivered to the company certain documents. By executing these documents, the subscriber is agreeing that such subscriber will be, a shareholder in the Company and will be otherwise bound by the articles of incorporation and the bylaws of the Company.

                       LEGAL PROCEEDINGS

Other than as stated below, the company is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against the company has been threatened:

Securities and Exchange Commission Action (March 12, 1999).

On March 12, 1999, the Securities and Exchange Commission ("SEC") filed a complaint alleging the Company had failed to make available to the investing public current and accurate information about its financial condition and results of operations through the filing of periodic reports as required by the Securities Exchange Act of 1934 (specifically, the Form 10-KSB for the 1997 and 1998 fiscal years, the Form 10QSB for each of the first three quarters of fiscal 1998, and the corresponding Notifications of Late Filings (Form 12b-25)). The SEC sought in this action to compel the Company to file delinquent reports and enjoin the Company from further violations of the reporting requirements. The Company consented to the entry of a final judgment granting the relief sought by the SEC.

Although this action has been concluded, since the permanent injunction was entered the Company has been late with the following reports: (a) Form 10QSB for the quarter ended February 28, 1999 (due by April 29, 1999 because of the filing of a Form 12b-25) - filed with the SEC on May 28, 1999; (b) Form 10QSB for the quarter ended June 30, 1999 (due by August 14,
1999) - filed with the SEC on August 23, 1999 (due to an error in the CIK code for the Company entered on the EDGAR electronic filing system); (c) a Form 10-QSB for the transition period ended December 31, 1998 (due by July 5, 1999) - filed with the SEC on September 3, 1999; (d) Form 8-K to reflect a certain acquisition by the Company (due by May 21, 1999) - filed with the SEC on November 15, 1999; (e) Form 8-K to reflect two acquisitions by the Company (due by September 15, 1999) - filed with the SEC on November 16, 1999; (f) Form 10-KSB for the period ended on December 31, 1999 (due by April 14, 2000) - filed with the SEC on May 9, 2000; and (g) Form 10-QSB for the quarter ended March 31, 2000 (due by May 22, 2000) - filed on May 30, 2000. The Form 10-QSB for the quarter ended June 30, 2000 was timely filed.

Securities and Exchange Commission Action (March 23, 2000).

In a complaint filed on March 23, 2000 (Securities and Exchange Commission v. eConnect and Thomas S. Hughes, Civil Action No. CV 00 02959 AHM (C.D. Cal.)), the SEC alleged that since February 28, 2000, the company issued false and misleading press releases claiming: (1) the company and its joint venture partner had a unique licensing arrangement with PalmPilot; and (2) a subsidiary of the company had a strategic alliance with a brokerage firm concerning a system that would permit cash transactions over the Internet. The complaint further alleges that the press releases, which were disseminated through a wire service as well as by postings on internet bulletin boards, caused a dramatic rise in the price of the company's stock from $1.39 on February 28 to a high of $21.88 on March 9, 2000, on heavy trading volume. The SEC suspended trading in the company's common stock on the Over the Counter Bulletin Board on March 13 for a period of 10 trading days (trading resumed on the National Quotation Bureau's Pink Sheets on March 27, 2000). The complaint alleges that despite the trading suspension and the SEC's related investigation, the company and Mr. Hughes continued to issue false and misleading statements concerning the company's business opportunities. In addition to the interim relief granted, the Commission seeks a final judgment against the company and Mr. Hughes enjoining them from future violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder (the anti-fraud provisions of that act) and assessing civil penalties against them.

On March 24, 2000, a temporary restraining order was issued in the above-entitled action prohibiting the company and Mr. Hughes, from committing violations of the antifraud provisions of the federal securities laws. The company and Mr. Hughes consented to the temporary restraining order.

On April 6, 2000, without admitting or denying the allegations contained in said complaint, the company and Mr. Hughes entered into a settlement by consent that has resulted in the entry of permanent injunctive relief. The settlement agreement with the SEC was accepted and a judgment of permanent injunction was entered by the Court on April 7, 2000. The judgment that the company and Mr. Hughes consented to prohibits the company and Mr. Hughes from taking any action or making any statement, or failing to make any statement that would violate Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. The court has yet to determine whether disgorgement, civil penalties or other relief should be assessed against the company or Mr. Hughes.
Shareholder Class Action Lawsuits.

Einhorn, et al. v. eConnect, Thomas S. Hughes, Jack M. Hall,
Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case No. 00-
02674 MMM (JWJx);

Eckstein, et al. v. eConnect, Inc. , Thomas S. Hughes, Jack M.
Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-02700 DDP (CWx);

Bernstein, et al. v. eConnect, Inc., et al., Case No. 00-02703
FMC (BQRx);

Colangelo, et al. v. eConnect, Inc., et al., Case No. 00-02743
SVW (SHx);

Baron, et al. v. eConnect, Inc. , Thomas S. Hughes, Jack M.
Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-02757 WJR (CTx);

Warstler, et al. v. eConnect, Inc. , Thomas S. Hughes, Jack M.
Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-02758 R (SHx);

Prager, et al. v.  eConnect, Inc. , Thomas S. Hughes, Jack M.
Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-02759 GHK (RCx);

Weisblum, et al. v. eConnect and Thomas S. Hughes, Case No. 00-
02770 MRP (CTx);

Mazda, et al. v. eConnect, et al., Case No. 00-02776 LGB (Mcx);

Pirraglia, et al. v. eConnect, et al., Case No. 00-02875 SVW
(CWx);
Hershkop and Hershkop, et al. v. eConnect and Thomas S. Hughes, Case No. 00-03095 MRP (RNRx);

Bacun, et al. v. eConnect, Inc. , Thomas S. Hughes, Jack M.
Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-03161 FMC (JWJx);

Fine, et al. v. eConnect, Inc. and Thomas Hughes, Case No. 00-
03290 SVW (BQRx);

Smith, et al. v. eConnect, Thomas Hughes, Case No. 00-03301 DT
(Mcx);

Reimer, et al. v. eConnect, Thomas Hughes, Case No. 00-03405
JSL;

Tepper, et al. v. eConnect and Thomas S. Hughes, Case No. 00-
03444 WJR (CTx);

Bury, et al. v. eConnect, Thomas Hughes, Case No. 00-03446 ABC;

Villari, et al. v. eConnect, Thomas Hughes, Case No. 00-03447
LGB (SHx);

Ringel, et al. v.  eConnect, Inc. , Thomas S. Hughes, Jack M.
Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-03591 RSWL (RNBx);

Massaro, et al. v. eConnect, Inc., Thomas S. Hughes, Jack M.
Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-03671 DDP (MANx);

Gardner, et al. v. eConnect, Inc., Thomas S. Hughes, Jack M.
Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-03897 MMM (RZx);

Schneyer, et al. v. eConnect, Case No. CV-00-03783 MMM (JWJx);

Ginocchi, et al. v. eConnect, Case No. 00-04003 MMM (JWJx);

Matrisciani, et al. v. eConnect, Case No. 00-04181 MMM (JWJx);

Dutton, et al. v. eConnect, Case No. 00-04505 LGB (Ex);

Shaw, et al. v. eConnect, Case No. 00-04637 LGB (Ex);

Gowrie, et al. v. eConnect, Case No. 00-04686 LGB (Ex);

Belcher, et al. v. eConnect, Case No.00-04792 LGB (Ex);

Lively, et al. v. eConnect, Case No. 00-03112 MMM (JWJx);

Levine, et al. v. eConnect, Case No. 00-03649 MMM (JWJx); and

Berkowitz, et al. v. eConnect, Case No. 00-04152 MMM (JWJx).
The foregoing thirty-one actions were filed on various dates between March 14, 2000 and early May 2000, inclusive, and are all pending in the United States District Court for the Central District of California. These actions are brought by various putative classes of the purchasers of the company's common stock. The putative classes alleged, none of which have been certified, range from no earlier than November 18, 1999 through March 13, 2000. Plaintiffs in the various actions assert that the company and Thomas S. Hughes, as well as (in certain of the actions) Jack M. Hall, Diane Hewitt, Anthony L. Hall, and Kevin
J. Lewis, have violated Section 10(b) of the Exchange Act (false or misleading statements and omissions which deceived stock purchasers) and also Section 20(a) of the Exchange Act (liability as a "controlling person" with respect to a primary violation of securities laws). The principal allegations concern various alleged material misrepresentations and omissions which supposedly made the company's public statements on and after November 18, 1999 (and/or on and after November 23, 1999) false and misleading, thereby artificially inflating the market in and for the Company's common stock.

No class has yet been certified in connection with any of these actions. All cases have been combined into one case before the Honorable Margaret M. Morrow, entitled In Re eConnect, Inc. Securities Litigation, Master File No. 00-02674 MMM (JWJx). Negotiations are underway regarding the settlement of these actions.

Additionally, a shareholder of the company named John P. Maloney, filed an individual action for "securities fraud and misrepresentation" against the company and Mr. Hughes on May 12, 2000 in small claims court in Torrance, California. The company subsequently removed the action to the United States District Court for the Central District of California, and requested that it be consolidated with In Re eConnect, Inc. Securities Litigation. However, on September 11, 2000, the Honorable Margaret M. Morrow ruled that Mr. Maloney's action should be remanded to the state small claims court.

PowerClick Litigation.

On August 21, 2000, the company filed an complaint for fraudulent misrepresentation in Los Angeles County Superior Court, Case No. BC 235420, entitled eConnect, Inc. v. William Lane, James Wexler, Earl Gilbrech, Dominique Einhorn, and PowerClick, Inc. The substance of the lawsuit is that PowerClick, Inc. and its principals made fraudulent misrepresentations to the company in connection with the company's purchase on February 9, 2000 of an equity interest in PowerClick, Inc., among other things. The company seeks actual damages of $10 million, as well as punitive damages. On September 1, 2000, PowerClick, Inc. filed a cross-complaint for breach of contract and fraud against the company, Mr. Hughes, and certain employees of the company, seeking $35 million in damages. The company is unable at this time to express an opinion as to the probable outcome of this matter, but intends to defend this matter vigorously.

Employment Agreement - President/Chief Operating Officer.

On March 21, 2000, the Company consummated an amended employment agreement with an individual for the position of President and Chief Operating Officer for the Company. On April 17, 2000, the Company terminated this individual as President and Chief Operating Officer of the Company. Based upon the amended employment agreement, the remaining salary for the term of this agreement, will be due within 30 days upon the termination of this individual if terminated for reasons other than good cause. In addition, through the date of termination, all of the granted stock options and warrants will vest and be exercisable for their entire term. Accordingly, the termination of this individual, for reasons other than good cause, may potentially expose the Company to incur a liability of approximately $1,260,000 for the remaining portion of unpaid salary for the first, second, third, and fourth years of this agreement. Furthermore, the termination may have accelerated the vesting of the granted stock options and warrants consisting of 1,000,000 warrants exercisable at $1.00 per share, 6,000,000 stock options exercisable at $0.40 per share, and 1,500,000 stock options exercisable at the lowest average daily trading price of the Company's common stock within the first 90 days of the executive's employment. The Company's management believes that the termination of this individual was in good cause and intends to defend itself in this matter vigorously.

Employment Agreement - Outside Counsel.

On March 22, 2000, the Company consummated an amended and restated employment agreement with an individual and his firm to act as outside counsel for the Company. On April 14, 2000, the Company terminated this individual and his firm as outside counsel. Based upon the amended and restated employment agreement, the remaining compensation for the term of this agreement will be due immediately upon the termination of this individual and his firm as outside counsel if terminated for reasons other than good cause. In addition, any common stock and stock warrants granted through the term of this agreement will be considered due in the event of termination for reasons other than good cause. Accordingly, the termination of this individual and his firm, for reasons other than good cause, may potentially expose the Company to incur a liability of approximately $700,000 for the remaining portion of unpaid compensation for the first, second and third years of this agreement. Furthermore, the termination may have accelerated the vesting of the granted common stock and stock warrants consisting of 600,000 common shares and 600,000 warrants exercisable at $1.00 per share. The Company's management believes that the termination of this individual and his firm was in good cause and intends to defend itself in this matter vigorously.

           DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS,
                      AND CONTROL PERSONS

The names, ages, and respective positions of the directors and executive officers of the company are set forth below. The Directors named below will serve until the next annual meeting of the company's stockholders or until their successors are duly elected and have qualified. Directors are elected for a one-year term at the annual stockholders' meeting.
Officers will hold their positions at the will of the board of directors, absent any employment agreement, of which none currently exist or are contemplated. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of the company's affairs. There are no other promoters or control persons of the company. There are legal proceedings involving the first three listed directors of the company.

Directors and Executive Officers.

(a)  Thomas S. Hughes, Chief Executive Officer/Director.

Mr. Hughes, Age 52, has been President and a Director of the company since March 1997. From 1993 to the present, he has also served as the President of Electronic Transactions &
Technologies, a privately held Nevada corporation which developed terminals for wireless home and internet applications.

(b)  Jack M. Hall, Secretary/Director.

Mr. Hall, age 72, is currently President of Hall Developments, a real estate development company he founded in 1991, which employs a staff of 10 people. Mr. Hall spends approximately 20 hours per week searching out strategic alliances for the company. Mr. Hall joined the company as Secretary and a Director in March 1997.

(c)  Diane Hewitt, Treasurer/Director.

Ms. Hewitt, age 51, has been an interior designer since 1991. Currently she owns and manages her own firm, D. Diane Hewitt Designs. This firm's expertise is churches and employs a staff of five people. Ms. Hewitt currently devotes approximately 25 hours per week in working with the company's image development and consulting with the company's advertising firm. Ms. Hewitt joined the company as Treasurer and a Director in March 1997.

(d)  Laurence B. Donoghue, Director.

Mr. Donoghue, age 55, is an attorney as well as a computer professional. He was awarded a Juris Doctor degree at George Washington University in Washington, D.C. in 1971. In December 1997, Mr. Donoghue founded and incorporated in Internet marketing consulting business call Adweb Communications. In July 1998, Mr. Donoghue also opened his own practice of law, founding the Law Offices Of Laurence B. Donoghue. Mr. Donoghue continues to operate both enterprises. From 1975 to 1998, Mr. Donoghue built a successful prosecuting career in the Los Angeles County District Attorney's Office as a Deputy District Attorney. From 1980 to 1998, Mr. Donoghue worked as an Adjunct Professor at Law at Trinity University School of Law.

Key Employee.

Anthony J. Bayne, Senior Vice President of Operations.

Mr. Bayne, age 33, received his Bachelor of Science degree in 1992 from Simon Greenleaf University, and his J.D. degree from the same school in 1994. In 1998, he was awarded an LL.M. degree in taxation from Washington School of Law. Mr. Bayne is licensed as an attorney in the State of California. From January 1995 to February 2000, Mr. Bayne served as a deputy public defender in the Los Angeles County Public Defender's Office. In this position, he represented defendants in all stages of criminal proceedings though trial, directed investigations, appointed experts, and planned case strategy. For the period of February 2000 to April 2000, Mr. Bayne was in private practice Rancho Palo Verdes, California. He joined the company in his current position on April 27, 2000.

                    SECURITY OWNERSHIP OF CERTAIN
                   BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of the company's common stock as of September 1, 2000 (184,641,313 issued and outstanding) by (i) all stockholders known to the company to be beneficial owners of more than 5% of the outstanding common stock; and (ii) all directors, executive officers, and key employees of the company, individually and as a group:

Title of        Name and Address of             Amount and        Percent
Class           Beneficial Owner                Nature of         of
                                                Beneficial        class
                                                Owner (1)
Common          Hughes Net Income Charitable    8,522,500 (2)         4.62%
Stock           Remainder Unitrust,
                c/o Anthony J. Bayne, Esq.
                2500 Via Cabrillo Marina
                Suite 300
                San Pedro, CA 90731

Common          Thomas S. Hughes               5,550,000 (3)          3.01%
Stock           2500 Via Cabrillo Marina
                Suite 112
                San Pedro, CA 90731

Common          Diane Hewitt                   1,157,500              0.63%
Stock           2500 Via Cabrillo Marina
                Suite 112
                San Pedro, CA 90731

Common          Laurence B. Donoghue              10,000              0.005%
Stock           2500 Via Cabrillo Marina
                Suite 300
                San Pedro, CA 90731

Common          Anthony J. Bayne                  10,000              0.005%
Stock           2500 Via Cabrillo Marina
                Suite 300
                San Pedro, CA 90731

Common          Jack M. Hall                           0              0.00%
Stock           2500 Via Cabrillo Marina
                Suite 112
                San Pedro, CA 90731

Common          Shares of all directors,      15,250,000              8.26%
Stock           executive officers,
                and key employees
                as a group (5 persons)

(1) Except as noted in footnote 2 below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them

(2) The creator of this trust is Thomas S. Hughes. Thomas S. Hughes is the trustee of the trust; Lawrence B. Donoghue, Esq. is the special trustee, and as such has the voting power and power over the disposition of the company's shares under this trust. In addition, Mr. Hughes is the lifetime net income beneficiary of this trust, and the remainder beneficiary is Philosopher Kings and Queens, a California nonprofit public benefit corporation (according to information provided by Mr. Hughes). According to information provided by Mr. Hughes, this trust is irrevocable.

(3)  5,400,000 of this amount is owned by Electronic
Transactions & Technology.  This ownership is attributed to Mr.
Hughes by virtue of his 70% ownership of this company.

                     DESCRIPTION OF SECURITIES

General Description.

The securities being offered are shares of common stock. The authorized capital of the company consists of 200,000,000 shares of common stock, $0.001 par value per share. The holders of common stock shall: (a) have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the board of directors of the company; (b) are entitled to share ratably in all of the assets of the company available for distribution upon winding up of the affairs of the company; and (c) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders. The shares of common stock do not have any of the following rights: (a) special voting rights; (b) preference as to dividends or interest; (c) preemptive rights to purchase in new issues of Shares; (d) preference upon liquidation; or (e) any other special rights or preferences. In addition, the shares are not convertible into any other security. There are no restrictions on dividends under any loan other financing arrangements or otherwise. There are no restrictions on dividends under any loan or financing arrangements or otherwise. As of September 1, 2000, the company had 184,641,313 shares of common stock issued and outstanding. There are no preferred shares authorized in the articles of incorporation.

Non-Cumulative Voting.

The holders of shares of common stock of the company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of the company's directors.

Dividends.

The company does not currently intend to pay cash dividends. The company's proposed dividend policy is to make distributions of its revenues to its stockholders when the company's Board of Directors deems such distributions appropriate. Because the company does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of the company.

A distribution of revenues will be made only when, in the judgment of the company's Board of Directors, it is in the best interest of the company's stockholders to do so. The Board of Directors will review, among other things, the investment quality and marketability of the securities considered for distribution; the impact of a distribution of the investee's securities on its customers, joint venture associates, management contracts, other investors, financial institutions, and the company's internal management, plus the tax consequences and the market effects of an initial or broader distribution of such securities.

Transfer Agent.

The company has engaged the services of Corporate Stock
Transfer, 370 17th Street, Suite 2350, Denver, Colorado 80202, to act as transfer agent and registrar.

              INTEREST OF NAMED EXPERTS AND COUNSEL

Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company.

Brian F. Faulkner, Esq., counsel for the Registrant named
in this registration statement as giving an opinion on the validity of the securities, will be receiving 1,150,000 shares of common stock pursuant to the Registrant's Amended and Restated Non-Employee Directors and Consultants Retainer Stock Plan under this Form S-8 in exchange for legal services previously rendered, and to be rendered in the future, to the Registrant. These legal services consist of advice and preparation work in connection with reports of the Registrant filed under the Securities Exchange Act of 1934, and other
general corporate and securities work for the Registrant.   Marc
R. Tow, Esq. will be receiving 150,000 shares of common stock under this Plan for assistance provided to Mr. Faulkner in his work for the Registrant. George Brenner, the former independent certified public accountant for the Registrant, who now does per diem accounting work for the company, will be receiving 100,000 shares of common stock under this Plan for past work for the Registrant subsequent to his resignation.

               DISCLOSURE OF COMMISSION POSITION ON
         INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Limitation of Liability.

The articles of incorporation of the company provide that no Director or Officer of this company shall be liable to the company or its stockholders for any breach of fiduciary duty as Officer or Director of this company. This provision shall not affect liability for acts or omissions which involve intentional misconduct, fraud, a knowing violation or law, or the payment of dividends in violation of NRS 78.300.

Indemnification.

(a)  Articles of Incorporation.

The articles of incorporation of the company provide the following with respect to indemnification:

"All expenses incurred by Officers or Directors in defending a civil or criminal action, suit, or proceeding, must be paid by this company as they are incurred in advance of a final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of a Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction, that he or she did not act in good faith, and in the manner he or she reasonably believed to be or not opposed to the best interests of this company."

(b)  Bylaws.

The bylaws of the company provide the following with respect to indemnification:

"Section 1. Definitions. For purposes of this Article, "Indemnitee" shall mean each Director or Officer who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding (as hereinafter defined), by reason of the fact that he or she is or was a Director or Officer of this Corporation or is or was serving in any capacity at the request of this Corporation as a Director, Officer, employee, agent, partner, or fiduciary of, or in any other capacity for, another corporation, partnership, joint venture, trust, or other enterprise. The term "Proceeding" shall mean any threatened, pending or completed action or suit (including, without limitation, an action, suit or proceeding by or in the right of this Corporation), whether civil, criminal, administrative or investigative.

Section 2. Indemnification. Each Indemnitee shall be indemnified and held harmless by this Corporation for all actions taken by him or her, and for all omissions (regardless of the date of any such action or omission), to the fullest extent permitted by Nevada law, against all expense, liability and loss (including, without limitation, attorney fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding. Indemnification pursuant to this Section shall continue as to an Indemnitee who has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors and administrators. This Corporation may, by action of its Board of Directors, and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees. The rights to indemnification as provided in this Article shall be non-exclusive of any other rights that any person may have or hereafter acquire under an statute, provision of this Corporation's Articles of Incorporation or Bylaws, agreement, vote of stockholders or Directors, or otherwise.

Section 3. Financial Arrangements. This Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a Director, Officer, employee or agent of this Corporation, or is or was serving at the request of this Corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in such capacity, whether or not this Corporation has the authority to indemnify him or her against such liability and expenses.

The other financial arrangements which may be made by this Corporation may include, but are not limited to, (a) creating a trust fund; (b) establishing a program of self-insurance; (c) securing its obligation of indemnification by granting a security interest or other lien on any of this Corporation's assets, and (d) establishing a letter of credit, guarantee or surety. No financial arrangement made pursuant to this section may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to advancing expenses or indemnification ordered by a court. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by this Corporation or any other person approved by the Board of Directors, even if all or part of the other person's stock or other securities is owned by this Corporation. In the absence of fraud:

(a) the decision of the Board of Directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section, and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(b) the insurance or other financial arrangement is not void or voidable; does not subject any Director approving it to personal liability for his action; and even if a Director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

Section 4. Contract of Indemnification. The provisions of this Article relating to indemnification shall constitute a contract between this Corporation and each of its Directors and Officers, which may be modified as to any Director or Officer only with that person's consent or as specifically provided in this section. Notwithstanding any other provision of the Bylaws relating to their amendment generally, any repeal or amendment of this Article which is adverse to any Director or Officer shall apply to such Director or Officer only on a prospective basis and shall not limit the rights of an Indemnitee to indemnification with respect to any action or failure to act occurring prior to the time of such repeal or amendment. Notwithstanding any other provision of these Bylaws, no repeal or amendment of these Bylaws shall affect any or all of this Article so as to limit or reduce the indemnification in any manner unless adopted by (a) the unanimous vote of the Directors of this Corporation then serving, or (b) the stockholders as set forth in Article XII hereof; provided that no such amendment shall have retroactive effect inconsistent with the preceding sentence.

Section 5. Nevada Law. References in this Article to Nevada law or to any provision thereof shall be to such law as it existed on the date these Bylaws were adopted or as such law thereafter may be changed; provided that (a) in the case of any change which expands the liability of an Indemnitee or limits the indemnification rights or the rights to advancement of expenses which this Corporation may provide, the rights to limited liability, to indemnification and to the advancement of expenses provided in this Corporation's Articles of Incorporation, these Bylaws, or both shall continue as theretofore to the extent permitted by law; and (b) if such change permits this Corporation, without the requirement of any further action by stockholders or Directors, to limit further the liability of Indemnitees or to provide broader indemnification rights or rights to the advancement of expenses than this Corporation was permitted to provide prior to such change, liability thereupon shall be so limited and the rights to indemnification and advancement of expenses shall be so broadened to the extent permitted by law."

The board of directors may from time to time adopt further bylaws with respect to indemnification and may amend these bylaws to provide at all times the fullest indemnification permitted by the Nevada Revised Statutes.

(c)  Nevada Revised Statutes.

NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

(1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

(1) Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(i)  By the stockholders;

(ii) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(iii) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(iv) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

(2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

(3) The indemnification and advancement of expenses authorized in NRS 78.7502 or ordered by a court pursuant to this section:

(i) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(ii) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

NRS 78.752 Insurance and other financial arrangements against liability of directors, officers, employees and agents.

(1) A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

(2) The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

(i)  The creation of a trust fund.

(ii)  The establishment of a program of self-insurance.

(iii) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

(iv) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

(3) Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

(4)  In the absence of fraud:

(i) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(ii)  The insurance or other financial arrangement:

(A)  Is not void or voidable; and

(B) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

(5) A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.

Undertaking.

The company undertakes the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                ORGANIZATION WITHIN LAST FIVE YEARS

The names of the promoters of the company are the officers and directors as disclosed elsewhere in this Form SB-2. None of the promoters have received anything of value from the company in such capacity.

                      DESCRIPTION OF BUSINESS

Business Development

The company was originally organized under the laws of the State of Missouri on September 1, 1981, as HANDY-TOP, INC. On April 20, 1983, the Articles of Incorporation were amended to change the name of the corporation to HTI Corporation. On May 28, 1993, the Articles of Incorporation were amended to change the name of the corporation to Leggoons, Inc. and increase the number of authorized shares of common stock from 40,000 to 10,000,000 and decrease the par value of the common stock from $1.00 per share to $0.01 per share. Also on May 28, 1993, Leggoons, Inc., declared a 14-for-1 stock split.

Leggoons, Inc., was engaged in the design, manufacture and distribution of apparel and related accessories which are sold to specialty and department stores nationwide under the brands Leggoons, CPO by Leggoons, John Lennon Artwork Apparel, and Snooggel. On January 19, 1996, Leggoons, Inc. adopted a formal plan to discontinue the designing, selling, manufacturing and distribution of its apparel products. As part of such plan, Leggoons, Inc., discontinued production on April 30, 1996, and intended to either sell or liquidate the operations within twelve months of that date.

On June 12, 1996, Leggoons, Inc., transferred all of its assets and liabilities to a third party assignee, under an "Assignment for the Benefit of Creditors" (an assignment is a business liquidation device available as an alternative to bankruptcy). The third party assignee, a Nebraska corporation, also named Leggoons, Inc., was required to properly, timely, and orderly dispose of all remaining assets for the benefit of creditors. Leggoons, Inc. continued to maintain its status as a shell corporation.

On February 18, 1997, Leggoons, Inc. entered into an
Agreement to License Assets from Home Point of Sales, Inc.(now know as Electronic Transactions & Technology - "ET&T")) for the purpose of licensing certain technology for the development of Personal Encrypted Remote Financial Electronic Card Transactions ("PERFECT"). ET&T is a privately held corporation 70% owned by Thomas S. Hughes, President of the company. This technology is designed to enable consumers to instantly pay bills or impulse purchase from home with real time cash transactions.

Mr. Hughes, Chairman of ET&T, became Chairman and President of Leggoons, Inc. on March 1, 1997. At that time, the name was changed to Betting, Inc.

On April 28, 1997, the company entered into a Host
Processing Agreement with ET&T for the purpose of having ET&T act as the bank host processing for all Betting, Inc.'s future transactions that are sent by terminals that read credit cards or ATM cards. On March 27, 1998, the company entered into a License Agreement with ET&T for the purpose of licensing additional technology for processing electronic banking transactions. The technology licensed under this agreement supplements the technology licensed under the Agreement dated February 18, 1997.

On May 17, 1999, an Agreement and Plan of Merger between Betting, Inc., a Missouri corporation, into Betting, Inc., a Nevada corporation was executed by an authorized signatory of each company. On May 21, 1999, the merger of the two companies was approved by a majority of the shareholders. Effective on June 1, 1999, Articles of Merger were filed with the Nevada Secretary of State, which formally resulted in the redomicile of the company from the State of Missouri to the State of Nevada. This also resulted in the change of the fiscal year end from August 31 to December 31. On June 4, 1999, a Certificate of Amendment to Articles of Incorporation was filed with the Nevada Secretary of State changing the name of the company to "eConnect" and increasing the number of authorized common shares to 100,000,000. On August 23, 1999, a Certificate of Amendment to Articles of Incorporation was filed with the Nevada Secretary of State increasing the number of authorized common shares to 200,000,000.

Business of the Company.

(a)  Transactions Division.

The business of the company is to drive (process) PERFECT global transactions with specific emphasis on ATM card with PIN instant cash transactions. There are two aspects to the industry of self serviced home or mobile swiped ATM card with PIN entry or credit card transactions which the company has named PERFECT (personal encrypted remote financial electronic card transactions).

The first aspect is the development of the "Bank Eyes Only"T transactions system whereby a consumer can use a remote terminal from a home environment or mobile environment to read a credit card or ATM card with PIN or a smart card which is then sent to a host processor for card authorization. "Bank Eyes Only" transactions refers to a direct Internet connection between the consumer's terminal and the company's bank card authorization system. The web merchant does not store nor has ready access to the consumer's card data. These "Bank Eyes Only" terminals are remote from the merchant (protecting the consumer's data) and are wireless or landline or computer enabled. This should result in greater consumer confidence in performing such financial transactions.

This system will also enable the consumer or business person to effect instant cash payments to the recipient. A transaction using the terminal device with an ATM card with PIN is considered a cash payment. Internet "Bank Eyes Only" ATM card with PIN payments could substantially affect global commerce, completely changing the way people around the world do business.

The second aspect of a PERFECT transaction is the usage of the company's proprietary hardware placed in public locations for self serviced bill payments by ATM card with PIN entry.

Today, bankcard authorized transactions, that are terminal driven, are initiated by consumers, "face to face" with merchants. The company's "Bank Eyes Only" transaction enables the consumer to perform the transaction safely from a remote location. These PERFECT transactions are originated by the consumer. The transaction is encrypted before being sent. The merchant does not originate the transaction by swiping the bank card; the consumer swipes the bank card with no merchant present. The consumer is "remote" from the merchant.

Applications of the PERFECT industry focus specific attention of the usage of ATM card with PIN entry to effect "just in time"T bill, tax, mortgage, or premium payments from home, to "reserve your seat"T for entertainment purposes.

The company acknowledges that a proprietary hardware device is necessary to conduct its fee per transaction business. However, the revenue will derive not from the hardware but from the transaction fees. The company's goal is to develop network global host processing centers. These centers will drive and be compatible with all types of hardware made by many different competitors.

The company has spent over $2,000,000 in cash and stock during the last two fiscal years developing the system for the implementation of the PERFECT industry in general and for the specific application of Internet "Bank Eyes Only" transactions in particular.

The company has contracted exclusive licenses for global usage of Patent No. 5,336,870, issued August 8, 1994, Patent No. 5,754,655, issued May 19, 1998, and Patent No. 5,809,143, issued
September 15, 1998. These three Patents broadly cover the implementation of what the company is now calling "Bank Eyes Only" transactions.

Patent No. 5,336,870 has developed into the EzyDepot unit, which is now being upgraded to a wireless unit for use by households in the U.S. pay home services such as for plumbers and carpet cleaners. Using the ExyDepot unit, consumers may pay for household services from home with an ATM card rather than with a check. The company will generate revenues from fees paid by the home service merchant to receive real cash in real time, and the company will also generate revenue from the sales of the EzyDepot.

Patent No. 5,809,143 has developed into what the company is calling the eCashPad, and the specific focus is for Internet "Bank Eyes Only" usage. This device connects directly to a personal computer and runs on the Windows operating system. The company expects that the eCashPad should be commercially available in June for use by consumers.

Patent No. 5,754,655 covers is in the process of development as a hand held wireless voice capable phone and terminal for sale and distribution into the PERFECT industry, with specific focus for "Bank Eyes Only" Internet ATM card with PIN entry transactions. This product is called the ePocketPay and is in the development stage.

The present "Bank Eyes Only" system consists of the proprietary company eCashPad, the proprietary company EzyDepot, the eConnect/RGTecq Linux Transaction Server, and the company host systems which will drive these transactions. In other words, simple servers at the host center will "drive" the incoming eCashPad or EzyDepot transactions into the bank system for authorization. For example, the Linux transaction server will receive the incoming eCashPad transaction and then send the transaction on to the company host system for card authorization. At no time is any bankcard data stored with the Internet merchant, and this simple action effects a highly secure consumer Internet transaction. The Linux server operates on proprietary software developed by the company.

The eCashPad has been developed by Asia Pacific Micro, Inc, under a manufacturing agreement entered into in January 2000. Production of the eCashPad has commenced in Asia and is commercially targeted for distribution in June 2000. This unit attaches to the consumer's computer keyboard and enables the consumer to affect Internet "Bank Eyes Only" transactions, from the consumer's home or office. The company will receive a fee from the merchant per transaction. The company is currently establishing distribution agreements for the eCashPad.

The eCashPad will also be distributed with private labels. Companies participating in the private label eCashPads will enjoy the benefit of receiving a portion of the company's transaction fee for transactions made to them in addition to those made to other merchants. For example, an insurance company using the eCashPad will generate cash payments by ATM card with PIN entry for its premium payments. In addition, it can generate additional revenues from the same eCashPad as it is used to pay a phone bill, to make a charitable donation, to purchase a product, or to pay a tax bill. The company will receive a projected fee of $1.00 per transaction.

The ePocketPay is targeted for a third quarter prototype which will effect hand held wireless "Bank Eyes Only" transactions plus act as a wireless voice phone.

The first country outside of the United States that the company is presently developing a host system is the Dominican
Republic, the second is Ireland, followed by Hong Kong and then
Australia. The company has chosen these countries since they have a strong usage of ATM card with PIN entry.

The company has recently formed eConnect Caribbean, S.A.
(the name was changed from eConnect Dominican Republic, S.A. in July 2000) to develop its gaming and other operations in the Dominican Republic. This firm will act as a full service host processing center for both bank eyes only transactions as originated by the eCashPad and to also service merchant walk in retail locations in the Dominican Republic. It is also the intention of eConnect Caribbean to process Internet credit card transactions for gaming companies and to sell the eCashPad to Internet gaming companies for distribution of the eCashPad to their clients. The company owns 75% of the outstanding capital shares with the remaining 25% owned by the company's president. eConnect Caribbean is in the start-up phase, no revenue has been recorded and start-up costs of $71,114 have been expensed.

Within the countries of Hong Kong, Ireland, Australia, and the Dominican Republic, the company recognizes that the eCashPad within those countries will naturally evolve into ATM card with PIN cash games, and the company intends the present holdings of Top Sports and 777WINS to be combined into an eGaming company which will feature the "International", which will be the equivalent of a same day instant cash game between the countries of Australia, Hong Kong, Ireland and the Dominican Republic whereby the eCashPad is used with ATM card and PIN entry and processed by the company's host systems.

The specific goal of the company is to establish global "Bank Eyes Only" ATM card with PIN entry by the usage of the eCashPad which will be targeted for substantial free distribution within the United States and in Hong Kong, Ireland, the Dominican Republic and Australia in the third and fourth quarters of 2000.

The long term strategic goal of company is to position its global host systems to offer "Bank Eyes Only" processing services for both competitors' terminal solutions and for the company's terminal solutions. This places the company in the position of being a HUB for its own transactions and competitor's transactions. There will also be a particular emphasis on Internet cash payments between countries by the usage of eCashPad or ePocketPay type of devices and ATM card with PIN entry. This enables the company to handle Business to Business transactions and Country to Country transactions.

Revenue generation from "Bank Eyes Only" transactions is expected to begin in the second quarter of 2000 when the eCashPad is freely distributed by the company and is also aggressively deployed by the industries of telecommunications, insurance, collection, network marketing, charity and utilities.

Within the United States market, the company is closely working with National Data Funding Corporation to secure the go ahead for regional ATM card networks for an eCashPad ATM card with PIN entry "Bank Eyes Only" internet payment.

The company's host service in the United States is provided by eFunds, a wholly owned subsidiary of Deluxe Data under an agreement between eFunds and the company entered into in February 2000. The company is currently using the eFunds CONNEX software to provide the company Host support system outside of the United States.

The company is confident that the ATM card network will accept "Bank Eyes Only" transactions. A targeted pilot program is scheduled to begin in the third quarter. Since this is a new endeavor, the company cannot guarantee that such United States "Bank Eyes Only" with ATM card and PIN entry transactions will actualize. The usage of ATM card with PIN entry "Bank Eyes Only" transactions is directly dependent on the acceptance by bank networks such as STAR or MAC.

The company expects the industry of "Bank Eyes Only" Internet transactions to develop substantially by the fourth quarter and anticipates numerous "Bank Eyes Only" product devices to be introduced by various companies. It is the intention of the company to provide support services for such hardware devices and to gain a service fee from the processing of "Bank Eyes Only" transactions. The company encourages the introduction of different types of "Bank Eyes Only" devices.

The company anticipates a strong effort by competitors to seize the "Bank Eyes Only" space on an Internet merchant site and the company recognizes that there are a finite number of top 100 web merchants per category.

In summary, the company intends to build host systems in such countries as the Dominican Republic, Hong Kong, Australia and Ireland, plus numerous other countries, whereby the company's host system is driving many different types of hardware devices as developed by many companies to meet the demand of the PERFECT industry. The company will generate a fee per transaction from the driving of each hardware device which is sending in PERFECT ATM card and PIN entry, credit card and smart card payments.

(b)  Gaming Division.

Effective as of April 1, 2000, the company owns a 99.94% interest in Top Sports S.A., a series of 12 walk in Dominican Republic sportsbooks. The company's interest in gaming two fold: (1) the generation of revenues; (2) the establishment of a base for the usage of "bank eyes only" eCashPads for global ATM card with PIN entry gaming.

It is anticipated that 777WINS.com, as explained in more detail below, will generate revenue in 2000. Under the strict control of the Dominican Republic subsidiary, United States originated gaming transaction will not be accepted.

The government of the Dominican Republic has granted eConnect
Caribbean the specific licenses required to own and manage full service walk in sports gaming public locations and to offer
Internet gaming with the 777WINS.com service.

(c)  General.

company presently has 12 full time employees and contracts with multiple independent contractors. To meet the company's service launch requirements, it expects to hire additional financial, technical, administrative and sales staff.

In addition to the patents set forth above, the company currently has 8 filed applications for trademarks.

Acquisitions by the Company.

(a)  Rogel Technologies.

According to an agreement dated May 6, 1999, the company acquired all of the assets of Rogel Technologies, a sole proprietorship. These assets consisted of the following: (a) proposed secure e-mail service; (b) Perfect Merchant Response Software (MRS); (c) Global Market Place Mall (GMM) (the GMM includes these products: GMM Classified Adds, GMM Web hosting services, eTrusts, eHomebuy, eDine, eTheater, Portable Website Software, PCA Compression Software, and Virtual Card Game Software); and (d) the consulting services of Rogel Patawaran for the purpose of creating and writing new software products for the company.

The company agreed to make the following payments under this agreement: (a) 2,750,000 free trading shares; (b) 2,500,000 restricted shares of common stock; (c) options to purchase 500,000 shares of common stock at an exercise price of $0.50 per share, which options expire on June 30, 2000; (d) options to purchase 500,000 shares of common stock at an exercise price of $1.00, which options expire on June 30, 2001; (e) options to purchase 250,000 shares of common stock at an exercise price $2.00 per share, which options expire on June 30, 2002 ; (f) $200,000 per year management fee payable from the gross revenues of RT; and (g) 12.5% of the remaining net profits of Rogel Technologies as an administration fee. A total of 2,500,000 restricted shares of common stock and 2,500,000 free trading shares of common stock have been issued date under this agreement (no options as set forth in the agreement have been issued to date).

Under an agreement dated October 23, 1999, the company agreed to pay Rogel Technologies an additional $168,000 for services related to MRS software and the SafeTPay system server, and to provide additional consulting services for an hourly fee. Under an agreement dated November 23, 1999, the parties agreed that in consideration of said sum the MRS and SafeTPay software will remain under the ownership and full control of Rogel Technologies; however, the company would have the right to utilize this software and provide instruction in its use.

Based on the main focus of this agreement being the consulting services of Mr. Patawaran in research and development activities of the company, the shares issued under this agreement are being accounted for as research and development costs in the financial statements of the company. The company has not as yet made any determination regarding further development of the other items set forth in the agreement.

(b)  eBet.com, Inc.

According to an agreement dated August 12, 1999, the company intended to acquire all of the stock of eBet.com, Inc., a Nevada corporation; one of the assets of eBet is the eSportsbet.com website. The assets of the company consisted of certain technology in connection with on-line wagering. As part of this transaction, the company also agreed to assume all of the liabilities of eBet. This compensation specified for this acquisition was as follows: (a) 400,000 free trading shares, and 1,000,000 restricted shares, paid to the shareholders of eBet; and (b) 1,200,000 free trading shares paid to the principal of this firm (Edward James Wexler). In addition, the company agreed to pay a total of $225,000 to satisfy the creditors of eBet and for other development costs in connection with the acquisition. However, this agreement was never consummated, and the eSportsbet.com website therefore stayed under the ownership of eBet.com, Inc.

(c)  Isla Escondida, S.A.

La Empressa Ranco Plasticos Limitada, a Costa Rica corporation ("Holder"), was the owner of record of 58.33% of the issued and outstanding stock of Isla Escondida, S.A., a Costa Rica Corporation ("IE") ("Stock"). Pursuant to an agreement between Holder, Jamie Ligator and Michael Lanes, one-half (1/2) of the Stock was actually being held in the name of Holder for the benefit of Lanes and the other one-half (1/2) of the Stock was actually being held in the name of Holder for the benefit of Ligator. Effective on August 31, 1999, the company purchased the Stock under a Stock Exchange Agreement.

Under this agreement the company paid the following amounts for the Stock: 7,000,000 shares of free trading common stock of the company, to be deposited into an escrow account. These share were all released by December 31, 1999 under the provisions of an accompanying escrow agreement. Subsequent to this agreement, the company acquired, for 5,000,000 free trading shares, the remaining 41.67% of the stock of IE directly from the shareholders of that company in a stock swap (an additional 5,200,000 restricted shares of common stock previously issued in connection with this transaction are still in need of cancellation). In addition to the above amounts paid, the company paid an additional 1,510,000 shares of free trading common stock in connection with closing this transaction.

This asset has generated no revenues for the company since its acquisition. Due to various problems with the 777WINS operation in Costa Rica, this website was closed shortly after the acquisition by the company and no revenues or profits were realized from this operation. As a result, this entire investment was written down to $250,000 in the fourth quarter of fiscal 1999. As set forth in section (5) below, the company now owns only a 50% interest in 777WINS.com in connection with the agreement with Top Sports, S.A.

(d)  TheArtAuction.com

Effective on September 9, 1999, the company acquired the website known as "theArtAuction.com" from PowerClick, Inc., a Nevada corporation, through an Agreement and Plan of Acquisition Agreement. Under this agreement, company paid the following:
(a) 1,000,000 shares of free trading common stock of the company; and (b) 1,000,000 shares of restricted common stock of the company. In addition, the company paid an additional 165,000 shares of restricted common stock in connection with closing this transaction.

Although this website did briefly generate revenues in September 1999 totaling approximately $40,000, the website was closed down in November 1999 for reconstruction and has not as yet reopened. company has been upgrading theArtAuction.com into artaste.com, which is scheduled for a third quarter 2000 opening.

(e)  Top Sports S.A.

By a Contract of Partnership dated November 20, 1999, the company acquired a 50% interest in Top Sports S.A., a Dominican Republic corporation. The company has also entered into a Business Cooperation Agreement with Top Sports S.A., dated December 9, 1999, to carry forward the terms of the partnership between the two companies under local Dominican Republic law. Top Sports operates various sports book betting establishments in the Dominican Republic, where casino and related types of gaming are legal.

Under these agreements, the company is to be the beneficiary of 50% of all the assets, benefits and gains, and shall share in 50% of all the liabilities, losses or obligations. As part of these agreements, the company agreed to give-up a 50% interest in its website 777WINS.com. The company paid the following: (a) U.S. $35,000 and (b) 1,000,000 of restricted common stock of the company. The company also agreed to pay options to purchase 2,000,000 shares of common stock of the company, during the 12 months following the execution hereof for the fixed price of U.S. $0.30 per share; these options have not yet been issued.

Under these agreements, it is the intention of the parties that not only will sports book betting be expanded in the Dominican Republic, but that only wagering will be facilitated through the 777WINS.com website. To this end, all of the equipment and other assets of 777WINS.com moved from Costa Rica to the Dominican Republic in January 2000.

On January 1, 2000, the company entered into a Shares Sale Contract to acquire the remaining approximately 50% interest of Top Sports from Paul Egan. Under the terms of the agreement, the company is to pay Mr. Egan a) 1,000,000 unrestricted free-trading shares of the company; b) 1,000,000 restricted shares of the company; and c) 1,000,000 warrants at a fixed price of $1.00 per share.

On June 20, 2000, the company verbally agreed to modify the two previous agreements. This verbal agreement was committed to writing and made effective as of April 1, 2000; the company acquired 4,994 shares of the remaining 5,000 capital shares outstanding. Of the 10,000 shares outstanding, the company owns 9,994 shares (Dominican Republic Law, where Top Sports, S.A. is incorporated, requires that there be seven stockholders in a company). The 4,994 shares of Top-Sports, S.A. were acquired for 2,800,000 shares of the company's common stock valued at $3,450,000 (these shares have not yet been issued).

In accordance with this agreement, Mr. Egan received 25% of the common stock of eConnect Caribbean, S.A., and in return the company now owns 99.94% of Top Sports, S.A. Mr. Egan would resign as a director of Top Sports and would keep all consideration received to date under the December 9, 1999 and January 1, 2000 agreements and will not receive any other consideration under either of these agreements. He will be employed as President of eConnect Caribbean, S.A. for a term of three years.

In order to help fund the operation of Top Sports, S.A., this firm and the company entered into an agreement dated December 16, 1999, whereby the company is to provide that firm with 100,000 free trading shares of the company per month beginning January 2000 and ending December 2000. Top Sports will sell such shares in the marketplace and will use the resulting revenues to fund the continued expansion plans of Top Sports SA, specifically the acquisition of 20 targeted Dominican Republic Sports Books.

(f)  PowerClick, Inc.

On February 9, 2000, the company acquired 50% of the outstanding capital stock of PowerClick, Inc., a Nevada corporation, in consideration of $1,200,000 cash (of which $450,000 is still due and payable) and 8,000,000 shares of the company's common stock valued at $1,300,000 for an aggregate 50% investment of $2,500,000, which is principally comprised of goodwill. PowerClick, Inc. owns and operates a website that provides a wide range of products and services to the public, and is intended to be used as a vehicle to promote the use of the "Bank Eyes Only" system.

To date, a loss of $79,697 (first quarter March 31,2000) and six months goodwill amortization of $319,292 have been recorded for a net carrying value at June 30, 2000 of $2,101,011. During the second quarter, 5,200,000 shares of common stock valued at $1,950,000 were given to PowerClick, Inc.
stockholders for consulting services.

(g)  National Data Funding Corporation.

On May 22, 2000, the company entered into a non-binding Letter of Intent with National Data Funding Corporation ("NDFC") to acquire 100% of NDFC's capital stock and spin it off in a publicly trading company and retaining a 25% ownership. NDFC is a company that will provide eCashPad distribution, encryption, and maintenance. The eCashPad is a device which will attach to a personal computer to enable a credit card or ATM transaction via Internet. NDFC will also provide full merchant processing for all credit and debit cards in support of eFunds-United States. The company is in the process of negotiating a final acquisition agreement.

In connection with the Letter of Intent, the company has deposited (non-refundable) $250,000. The Letter of Intent requires the company to pay the stockholders of NDFC $10,000,000 and 10,000,000 restricted shares of the company's common stock in exchange for 100% ownership, and contribute to NDFC $1,000,000 and 1,000,000 shares of the company's common stock for working capital. Pursuant to the Letter of Intent, the company is required to "spin off" NDFC as a publicly traded company in which the company will retain a 25% ownership. The Letter of Intent, dated June 2, 2000, originally expired on September 1, 2000 but has been extended by oral agreement of the parties to a closing date of October 31, 2000.

Other Agreements.

(a)  First Entertainment Holding Corp.

On April 29, 1999, the company entered into a Joint Venture Agreement with First Entertainment Holding Corp. for the purpose of using the allowing customers to use their ATM cards to make purchases from a number of websites owned by that firm at www.firstentertainment.com. These companies intend to move forward with this project once the eCashPad is available for distribution. Each company will share equally in the profits and losses from this joint venture.

(b)  Cash2Trade.

In September 1999, the company entered into an oral joint venture agreement with Robert Bragg and Michael Rice to develop an online investment trading website. The company issued a total of 1,650,000 shares of free trading common stock in this transaction. As of December 31, 1999, the company's management evaluated the value of this investment and substantially all of the $325,000 investment was written off as a loss on investment since it has no future benefit.

(c)  International Investor Relations Group.

The company entered into a Consulting Agreement with International Investor Relations Group, Inc. ("IRG"), dated September 24, 1999. Under the terms of this agreement, this firm provided certain services for the company, as follows: (a) 10 road shows; (b) 1 Media Placement in Stock/Card deck reaching 250,000 + investors; (c) 2 News releases, includes broadcast fax to all interested parties; (d) one research report 6-8 page full color; and (e) a broker card - 2 sided, full color.

Under this agreement, the company paid the following amounts for the services of IRG: (a) $85.000.00; (b) 167,000 free trading shares based on a .21 cent per share price; and (c) 300,000 purchase warrants, as follows: 100,000 $0.50 cents per share, 100,000 at $0.75 cents per share, and 100,000 at $1.00 per share. These have a 2-year expiration date from the original date of signing the agreement.

(d)  Kanakaris Communications.

On October 21, 1999, the company entered into an agreement with Kanakaris Communications for the purpose of developing Internet Cash Programming ("ICP"), a service to be offered by Kanakaris and the company which will enable the consumer to purchase internet video streaming programming by Same-as-Cash (ATM card and PIN), or by Enhanced Credit Card (the payment by credit card that is read by the ePIN or like devices). Under this agreement, Kanakaris Communications will provide the delivery to the internet consumer of video streaming programming from either Kanakaris Communications own inventory base or shall act as a distributor of video streaming programming from other entertainment providers.

Under the terms of this agreement, ICP will be established as a separate Nevada corporation and will authorize 1,000,000 shares of stock; Kanakaris Communications will receive 400,000 shares of stock and eConnect shall receive 400,000 shares of stock, and 200,000 shares of stock shall remain in the ICP treasury. Kanakaris Communications will retain the managing control of ICP and shall appoint officers to manage ICP. All profits of ICP shall be equally split between eConnect and Kanakaris Communications.

The company will receive exclusive global rights to drive or process all originating ICP transactions whether transacted by an ePIN or by a competitive hardware devices that are effecting either a Same-as-Cash or Enhanced Credit Card programming purchase. In addition, the company will charge ICP a flat fee per ICP processed transaction. Further development of this project is awaiting the delivery of the eCashPad, as previously discussed.

The company paid a total of 3,000,000 shares of free trading common stock for the research and development to be done under this agreement. However, unbeknownst to the company these shares were paid out directly to a nominee of Richard Epstein, United Capital Management.

(e) SafeTPay.com.

On November 5, 1999, the company entered into a Capital
Contribution Agreement with SafeTPay.com, a Nevada corporation.
Under the terms of this agreement, the company agreed to creation and management of a business unit focused on the processing of secure internet transactions.

Under this agreement, the company agreed to contribute the following assets to this newly formed company:

(a) Software. All ownership and rights to the software that have been developed by Rogel Technologies per specifications provided by SafeTPay ("System"). SafeTPay is to have access to this software as needed for the operation of its business.

(b) Computer Hardware. The server which has been procured by Rogel Technologies for use as the SafeTPay internet server, and installed in St. Petersburg, Florida.

(c) Miscellaneous Physical Assets. Three laptop personal computers, 7 sample PIN pads, and miscellaneous office supplies that have been purchased for and/or are being used by the SafeTPay business unit.

(d) Trademarks, Trade-names, Copyrights. Ownership of any and all marks, registrations, and goodwill that eConnect may own, regarding "SafeTPay", "Same-As-Cash", "ePIN" and "ePAD". As a condition for this transferal, Harry Hargens is to contribute and unconditionally transfer to SafeTPay any and all trademarks and domain names held in his name.

(e) Web Address. Ownership of any web addresses reserved for any of the above names or marks.
Under the agreement, the parties were to receive stock in SafeTPay.com as follows:

(a) Common Stock: SafeTPay will initially authorize 20 million shares of common stock. In return for the capital contributions listed above, the company is to receive 2,300,000 shares of restricted common stock of SafeTPay. The principals of SafeTPay (Harry Hargens, Gerard Gay, Robert Hodgson, and Dale Reistad) are to each receive 150,000 shares of restricted common stock of SafeTPay.

(b)  Options.

(1) The company is to, upon execution of the agreement, receive options to purchase 5,000,000 shares of SafeTPay common stock, at an exercise price of one dollar ($1.00) per share. Any unexercised options shall expire 3 years after execution of this Agreement.

(2) The principals of SafeTPay are to each receive options to purchase 500,000 shares of SafeTPay common stock, at an exercise price of $1.00 per share. Any unexercised options shall expire 3 years after execution of this Agreement.

(3) For a period of 24 months following execution of this Agreement, any additional options given to officers or shareholders of either SafeTPay or eConnect shall be issued at the same exercise price at those set forth in subparagraph (a) above.

(c) Additional common stock in return for capitalization: eConnect hereby commits to invest in SafeTPay $500,000 over the period of one year from the date of this Agreement, in four (4) equal quarterly installments, with $20,000 of the first installment due not later than November 15, 1999, $42,500 due not later than December 15, 1999, and the remainder of the first installment due not later than January 15, 2000; subsequent installments shall be due not later than the following dates:
April 15, 2000, July 15, 2000, and October 15, 2000.

Although to the knowledge of the company no litigation has been threatened with regard to this agreement with SafeTPay.com, the principals of SafeTPay now claim that the company is now in breach of contract since it did not pay certain sums for the capital contribution, as stated above, and has not fulfilled certain obligations under the agreement. The company has contributed a total of $62,500 to SafeTPay.com. The company does not intend to contribute any further cash, or other assets as set forth above, until other claims of the principals of SafeTpay.com can be resolved.

In connection with this agreement, the company entered into a separate consulting agreement with Michael Leste and Michael Kofoed for their services in connection with this agreement. Under the terms of these agreements, these individuals are to receive certain options and restricted shares of SafeTPay.com; these have not been paid due to the status of this agreement.

(f)  eMarkit (eConnect2Trade.com).

(1)  August 16, 1999 Agreement.

On August 16, 1999, the company entered into a consulting agreement with eMarkit Incorporated, a Nevada corporation, whereby this company would provide certain consulting services for the company in connection with introductions to the brokerage industry. Such introductions would be for the purpose of developing the "Bank Eyes Only" system for use in the financial services industry.

Under the terms of this agreement, the company agreed to pay 1,000,000 free-trading shares of company's common stock deemed fully earned upon execution hereof for eMarkit's initial setup activities which are necessary for Contractee to provide the services herein. In addition, the company agreed to pay 1,000,000 warrants exercisable at $1.00 per share, which expire on December 31, 2000. However, this consulting agreement never went forward and the compensation was not paid.

(2)  December 29, 1999 Agreement.

On December 29, 1999, the company entered into an agreement with eMarkit for the purpose of a joint venture, whereby the company agrees to purchase on a "stock for stock" basis, 50% of a corporation to be formed by eMarkit, that name being eConnect2Trade.com, Incorporated ("ET"). The business of ET is to be the marketing and sales of the company's "same-as-cash" transactions to the securities industry via any medium, but initially via the internet using an ATM pin pad. The long term goal of ET will be, for a fee, to act as a financial interface between securities broker/dealers and their clients who are transacting currencies via transactions using bank host processing centers that are authorizing such transactions.

Upon signing of this agreement of the company agreed to issue 1,000,000 "free-trading" shares of the company's stock to eMarkit and 2,000,000 warrants to eMarkit to purchase 2,000,000 "free-trading" shares of eConnect stock at an exercise price of $1.00 per share. The expiration date of the warrants is to be December 31, 2000. The company is to deliver the stock and warrants as follows: 300,000 shares and 300,000 warrants no later than January 20, 2000. The next issuance of 200,000 shares and 200,000 warrants will be delivered when Beta testing begins and 500,000 shares and 500,000 warrants will be delivered when Beta testing is complete but no later than March 20, 2000. Subsequent to December 31, 1999, a total of 300,000 free trading shares were issued to Robert Bragg, the principal of eMarkit; the company has not as yet been issued any shares in eConnect2Trade.com but the parties intend to proceed with this transaction.

Although a recent agreement of eConnect2Trade.com with Empire Financial Holding Co., a broker/dealer, did not proceed, it is the intention of the company to seek other contacts within the brokerage industry.

(g)  National Data Funding Corporation.

In the Form 10-KSB for the year ended December 31, 1999, it was noted that in April 2000, the company entered into an agreement with National Data Funding Corporation to provide eCashPad distribution, encryption, and maintenance. However, since the parties subsequently, entered into a Letter of Intent for the company to acquire this firm, the referenced April 2000 agreement was never put into affect.

(h)  REAL Solutions.

The company has entered into a letter of intent with Real Solutions, Ltd. on March 9, 2000 to provide the IBM hardware support in connection with the eFunds agreements. On April 13, 2000, the company entered into a formal Master Services Agreement with Real Solutions in connection with this matter. Under this agreement, the company will pay Real Solutions based on a Statement of Work to be developed between the parties.

(i)  Peters Entertainment.com, Inc.

On April 14, 2000, the company entered into an agreement with Peters Entertainment.com, Inc., an independent motion picture production affiliate of Time Warner Inc. Under this agreement, there will be a 50/50 revenue-sharing arrangement to develop an on-line media portal that would combine a consumer entertainment environment with e-services designed to meet the needs of production studios. The company will be acting as a consultant to Peters Entertainment under this agreement.

                        PLAN OF OPERATION

Twelve Month Plan of Operation.

In the year 2000, the company will focus its attention on the marketing and development of the PERFECT industry ("Personal Encrypted Remote Financial Electronic Card Transactions"), with specific focus on the "Bank Eyes Only" Internet aspect of the PERFECT transaction.

"Bank Eyes Only" refers to a direct Internet connection between the consumer's terminal and the company's bank card authorization system by which the consumer will order an item from an Internet merchant, but the credit card data or ATM data will go directly to the company's server and then to the bank, bypassing the merchant. Thus, this service will enable customers to pay for Internet purchases, bill payments and other types of transactions from home by physically swiping either credit cards or ATM cards with PIN entry. These "Bank Eyes Only," transactions can be processed over the Internet without the cardholder account information being stored at the merchant's web site, nor does the merchant have ready access to the consumer's bank card information.

The company believes that "Bank Eyes Only" transaction processing system will effectively address Internet consumers' concerns regarding personal and financial information security. The company will receive a projected flat fee of $1.00 for each "Bank Eyes Only" transaction which will be paid by the merchant, not the consumer.

The company has begun initial sign ups of web Merchants for this service and based on responses, will now expend substantial dollars for an aggressive sign up campaign to begin simultaneously on several fronts. To launch the service of Internet "Bank Eyes Only" transactions, the company has implemented the following initiatives:

(a)  Completion  of testing of the eCashPads, the consumer "Bank
Eyes Only" device. The company expects a national roll-out of eCashPads in the fourth quarter of 2000.

(b) Development of "bankeyesonly.com" web sites in the United States, Dominican Republic, Ireland, Australia and Hong Kong. These web sites will be used to register web merchants within the above listed countries to be able to receive a "Bank Eyes Only" transaction by an eCashPad. A consumer will be able to go the company's website and with the use of his/her eCashPad will be able to safely order merchandise on line.

(c) Aggressive recruiting of web merchants to the company "Bank Eyes Only" network. Registration of "Bank Eyes Only" web merchants will be pursued by a team specialists to be hired who understand their specific industry such as phone or cable or collections and who will fully develop the pertinent "Bank Eyes Only" applications for that industry and who will develop strategic alliances within their specific industry. In addition, the company has structured a networking approach for mass market consumer participation in finding "Bank Eyes Only" merchants along with sales teams to sign on local web merchants.

(d) Using a revenue sharing plan from the flat fee, the company will incentivize private labels of eCashPads with expected advertising and marketing of these private label eCashPads by the web merchants to their consumer base. For example, a merchant might distribute eCashPads with its logo to its own consumers.

(e) Establishment of strategic alliances with a substantial partner in each country. The partner will then proceed to develop the business of "Bank Eyes Only" transactions by usage of the simple and proprietary eCashPad which has been developed by the company.

(f) Establishment of the "International," which will be a four country real time "Bank Eyes Only" with ATM card and PIN entry game among the countries of the Dominican Republic, Ireland, Australia, and Hong Kong, whereby consumers within those countries will be able to use the eCashPad to effect same day gaming with ATM card and PIN entry.

The company intends to spin off eGaming and its PowerClick subsidiary as separate publicly traded companies.

Forward Looking Statements.

The foregoing Plan of Operation contains "forward looking statements" within the meaning of Rule 175 under the Securities Act of 1933, as amended, and Rule 3b-6 under the Securities Act of 1934, as amended, including statements regarding, among other items, the company's business strategies, continued growth in the company's markets, projections, and anticipated trends in the company's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on the company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the company's control. The company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including, among others, the following: reduced or lack of increase in demand for the company's products, competitive pricing pressures, changes in the market price of ingredients used in the company's products and the level of expenses incurred in the company's operations. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained herein will in fact transpire or prove to be accurate. The company disclaims any intent or obligation to update "forward looking statements."

                       DESCRIPTION OF PROPERTY

At its executive offices in San Pedro, California, which the company leases, it owns approximately $18,000 of miscellaneous office furniture and equipment, including computers. In the Dominican Republic, the company owns approximately $250,000 of computer equipment and associated equipment for use in gaming operations; this equipment has recently been transferred from the former operations of 777WINS in Costa Rica to the Dominican Republic.

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two fiscal years, certain transactions which occurred between the company and its officers and directors are set forth below. With respect to each such transaction, the company believes that the terms of each transaction were approximately as favorable to the company as could have been obtained from an unrelated third party:

(a) On February 18, 1997, Leggoons, Inc. entered into an Agreement to License Assets from Home Point of Sales, Inc.("HPOS") (now know as Electronic Transactions & Technology - "ET&T"). ET&T is a privately held corporation 70% owned by Mr. Hughes, President of the company, which is focused on the emergence of the Personal Encrypted Remote Financial Electronic Card Transactions industry (although this agreement was entered into prior to Mr. Hughes becoming affiliated with the company, it is included here since certain of the conditions under that agreement have not been completely fulfilled, as discussed below). This technology will provide consumers with the option to instantly pay bills or impulse purchase from home with real time cash transactions with the usage of simple equipment such as the eCashPad.

The assets included under this agreement are the following: (a) The name "Betting, Inc.", as trademarked by HPOS; (b) The Wagering Gate (receive incoming data transfer commands from the Host Center and other competitive Host Centers who have received ATM and SMART card wagering payment from off site home or office locations and then who command the Wagering GATE to alert the recipient gaming companies that they have been paid and to respond back with an acknowledgement of such payment; and, the general promotion and education of home ATM and SMART card wagering over the Internet through the HPOS Secure Computer Keyboard or over the telephone through the HPOS stand alone Infinity unit); (c) the specific application of Wagering with an ATM card or SMART card with the Secure Computer Keyboard (any other uses of the Secure Computer Keyboard, such as Bill Pay or Impulse Purchase that are not Wagering transactions, are not included); (d) the HPOS developed Merchant Response Software for the specific application only of transacting Off Site ATM and Smart card Wagering through the Wagering Gate; and (e) HPOS' interest in the use of and revenue from the HPOS Personal Encrypted Remote Financial Electronic Card transaction relating to the Wagering Business in all HPOS partner countries.

Under terms of this licensing agreement, the company is to issue 2,900,000 shares of restricted common stock to HPOS as the total consideration in exchange for licensing home ATM card and SMART card wagering technology developed by HPOS. Of this amount, 2,755,000 shares were placed in escrow subject to cancellation on February 10, 1998, in the event the bid price of the common stock of the company is not at least $3.00 per share for any twenty consecutive day period as reported on the NASD's Electronic Bulletin Board or NASDAQ's Small Cap Market from the date of the agreement through February 10, 1998.

As of the date of this registration statement, the terms of the Licensing Agreement have not been met by the company. However, the company has entered into amendment(s) of the original agreement that provide for an extension of the cancellation deadline from February 10, 1998, to September 1, 2001, subject to certain conditions specified in the agreement. All conditions set forth in the original agreement need to be met on or before September 1, 2001.

The License Agreement also provides that in the event that the bid price for the common stock of the company is more than $3.00 per share for any twenty consecutive day period, then HPOS shall have the option to purchase up to 13,822,000 additional shares of the company common stock at an exercise price of $.30 per share. To date, the conditions of this provision have not been met.

Under the terms of this license agreement, it was the
intention of the parties hereto that if and when any additional shares of the common stock of Leggoons (now the company) are issued to the public or any employees, HPOS' (now ET&T's) ownership interest in the company shall be and remain no less than 60% and that ownership interest of the current shareholders of Leggoons (James Clinton) shall, at that time, be no less than 10%. ET&T has never sought to enforce this provision in this
license agreement.   Between June 9, 1999 and November 24, 1999,
the company has issued a total of 1,850,000 shares to James Clinton or his nominees based on the stated reason that compliance with said 10% provision in such license agreement was required. Shares issued under said provision of this license agreement were not issued for consideration and therefore may not have been properly issued in compliance with Missouri Revised Statutes 351.160 (which governed the company prior to its redomicile to the State of Nevada on June 1, 1999) and Nevada Revised Statutes 78.211.

(b) On April 28, 1997, the company entered into a Host Processing Agreement with ET&T for the purpose of having ET&T act as the bank host processing for all company transactions that are sent by terminals that read credit cards or ATM cards. ET&T is to charge the company a fee of $0.25 per transaction or 2.5% of the wager being sent by the company to gaming operators. These transactions are to originate from globally placed company equipment and/or company licensed operators.

(c) On March 27, 1998, the company entered into a License Agreement with ET&T for the purpose of licensing additional technology for processing electronic banking transactions. This agreement states that ET&T licenses the following ET&T products to the company for the exclusive global usage of wagering by PERFECT originated ATM cards, credit cards, and smart cards:

The PayMaster, defined as a stand alone terminal that attaches to phone lines and which calls the ET&T host processing center with bank data.

The SLICK, defined as a stand alone keyboard terminal that attaches to phone lines and call the ET&T host processing center with bank data that has bypassed the Internet.

The PocketPay, defined as a pocket sized terminal and telephone that sends bank data by wireless transmission to the ET&T host processing center.

The TV Pin Pad Remote, defined as a set top box and TV remote that sends bank data by landline dial up transmission to the ET&T host processing center.

Each ET&T product is exclusively licensed to the company on a global basis for the application of PERFECT wagering at a licensing fee of $2,000,000 each. The duration of the exclusive license is 20 years. The licensing fee is to be paid by the company at the rate of $30,000 per month; however, under the terms of this License Agreement, this fee is not due and payable until the technology for a particular product covered by the license has been perfected and is ready for public use. As of the date of this prospectus, only the PayMaster has been perfected. This liability was satisfied in full in June 1999 through the issuance of common stock (as reflected in the Form 10-QSB for the quarter ended June 30, 1999). None of the other products covered by the License Agreement had been perfected, and, therefore, no licensing fee is required to be paid at this time (when this does occur, a statement to that effect will be placed in a future report filed by the company).

(d) The company and ET&T and Mr. Hughes entered into a Promissory Note, dated December 1, 1999, to reflect the principal sum of $2,836,411 owed by the latter two to the company for various sums paid by the company to ET&T, as follows: (a) the sum resulting from the credit to Mr. Hughes and ET&T of the license fee owed by the company to ET&T, as set forth above, and the charge to ET&T of 5,400,000 shares issued to that firm in 1999 and the charge to Mr. Hughes of 4,000,000 shares issued to him in 1999; and (b) the oral assumption by the company of payment of a promissory note in favor of Unipay, Inc. whereby ET&T promised to pay the principal sum of $690,000 with interest thereon at 8.5% accruing from April 26, 1999, the date of this note (through December 31, 1999, the company had paid a total of $93,800 towards this note). The amount set forth in the Promissory Note is secured by the 9,400,000 shares of the company owned by Mr. Hughes and ET&T as reflected in an accompanying Security Agreement.

(e) On August 2, 2000, the company issued 3,000,000 restricted shares of common stock to ET&T in connection with certain consulting services to be rendered by this firm to the company.

                      MARKET FOR COMMON EQUITY AND
                      RELATED STOCKHOLDER MATTERS

Market Information.

On March 13, 2000, the SEC ordered a ten trading day suspension in the trading of the company's common stock on the Over the Counter Bulletin Board ("OTCBB"). This trading suspension was taken in connection with an investigation of the company by the SEC. The company's common stock resumed trading on March 27, 2000; however, from that date to the present, the company's common stock has been trading on the National Quotation Bureau's Pink Sheets (symbol "ECNC") since the company's common stock was delisted on that date from the OTCBB due to the trading suspension.

In August, 2000, a market maker, on behalf of the company, filed with the NASD Stock Market, Inc. an application for the company's common stock to be relisted on the OTCBB. Together with that application was a packet of information required by Rule 15c2-11 promulgated under the Securities and Exchange Act of 1934. That rule specifies that certain information and documents must be in the records of a broker or dealer before such person may publish any quotation for the company's common stock. The packet sent to the NASD contains all such information and related documents. The company intends to supplement that packet on a regular basis as periodic reports are filed with the SEC and as other updates may become necessary.

The NASD will review the company's application and issue comments concerning items for which it needs clarification. The NASD issued a comment letter on or about August 21, 2000, requesting a copy of the March 13, 2000 order suspending trading in the company's common stock, and the steps the company has taken to cure the alleged deficiencies which were the basis of that order. The company is in the process of preparing responses for the NASD.

Under NASD Rule 6530, an NASD member (i.e. the market maker) is permitted to quote a domestic equity security that is not listed on NASDAQ or a registered national securities exchange in the United States, by an issuer that is required to file reports (e.g. quarterly and annual reports on Forms 10Q-SB and 10K-SB, and periodic reports on Form 8-K) pursuant to Section 13 or 15(d) of the Act, and if the issuer is current in those reporting obligations (subject to a thirty calendar day grace period). The company believes that it meets these requirements, and, upon completion of the application with the NASD, the company's common stock will be accepted for quotation on the OTCBB.

The range of closing prices shown below is as reported by these markets. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ended December 31, 2000

                                            High      Low

Quarter Ended June 30, 2000                  1.75      0.37
Quarter Ended March 31, 2000 *              16.50      0.49

* The common stock did not trade from March 13, 2000 through March 24, 2000 due to the trading suspension ordered by the Securities and Exchange Commission

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ended December 31, 1999

                                            High      Low

Quarter Ended December 31, 1999              0.40      0.06
Quarter Ended September 30, 1999             0.41      0.15
Quarter Ended June 30, 1999                  0.83      0.38
Quarter Ended March 31, 1999                 0.81      0.37

Per Share Common Stock Bid Prices
For the Transition Period Ended December 31, 1998 **

                                             High     Low

Four Months Ended December 31, 1998           0.69     0.05

** Due to a change in the fiscal year of the company from August 31 to December 31

Per Share Common Stock Bid Prices by Quarter
For the Fiscal Year Ended August 31, 1998

                                            High      Low

Quarter Ended August 31, 1998                0.16      0.09
Quarter Ended May 31, 1998                   0.14      0.03
Quarter Ended February 28, 1998              0.08      0.00
Quarter Ended November 30, 1997              0.10      0.03

Holders of Common Equity.

As of September 1, 2000, the company had 918 shareholders of record of the company's common stock.

Dividend Information.

The company has not declared or paid a cash dividend to stockholders since it was originally organized. The company did pay a 5% stock dividend on September 20, 1999 to shareholders of record as of close of business on September 14, 1999. The Board of Directors presently intends to retain any earnings to finance company operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the company's earnings, capital requirements and other factors.

                        EXECUTIVE COMPENSATION

                      Summary Compensation Table


                     Annual compensation              Long-term
                                                     compensation
                                           Awards          Payouts
                                    Other           Securi           All
                                    Annual          ties             other
Name and                            compen Restrict under            compen
Principal   Year   Salary   Bonus   sation  stock   lying   LTIP     sation
Position                                    award   options payouts
                                                    SARs
                     ($)     ($)     ($)     ($)     (#)       ($)     ($)
    (a)      (b)     (c)     (d)     (e)     (f)     (g)       (h)     (i)

Thomas S.   1999  $79,215     0       0       0       0         0       0
Hughes,     1998        0     0       0       0       0         0       0
Chief       1997        0     0       0    $750,000   0         0       0
Executive
Off.

Jack M.Hall 1999  $21,000     0       0        0      0         0       0
Secretary   1998        0     0       0        0      0         0       0
            1997        0     0       0        0      0         0       0

Diane       1999  $79,075     0       0    $ 46,875   0         0       0
Hewitt      1998        0     0       0        0      0         0       0
Treasurer   1997        0     0       0        0      0         0       0

Other Compensation.

(a) There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of the company in the event of retirement at normal retirement date as there is no existing plan provided for or contributed to by the company.

(b) On September 1, 2000, the company's Board of Directors approved an Amended and Restated Stock Incentive Plan; this will allow for stock options and restricted awards to be made to employees and non-employees of the company. There have been no options granted or stock awards made under this plan to date. Other than this, there is no remuneration proposed to be paid in the future directly or indirectly by the company to any officer or director.

                       FINANCIAL STATEMENTS

                           eConnect
                   CONSOLIDATED BALANCE SHEET
                         JUNE 30, 2000
                           (Unaudited)

                              ASSETS

Current assets
Cash                                                   $   164,143
Due from related parties                                   310,525

Total current assets                                       474,668

Fixed assets, net                                          484,690

Investment, net                                          2,101,011
Intangible assets, net                                   3,436,164
Purchased software                                       2,168,892
Deposit                                                    250,000
Other assets                                               141,721

                                                         8,097,788

Total assets                                            $9,057,146

               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable                                        $2,261,000
Accrued liabilities                                        225,947
Due to related parties                                   3,845,630
Due to affiliate                                           578,989
Notes payable-stockholders                                 711,818
Note payable-current portion                               544,971

Total current liabilities                                8,168,355

Long-term liabilities
Note payable-long-term portion                             734,727

Total liabilities                                        8,903,082

Stockholders' equity
Common stock; $.001parvalue;200,000,000
shares authorized, 177,103,813 shares
Issued and outstanding                                     177,104
Additional paid-in capital                              63,278,319
Minority interest in consolidated subsidiary                15,625
Due from related party-secured by
Company's common stock                                  (4,392,918)
Accumulated deficit                                    (58,924,066)

Total stockholders' equity                                 154,064

Total liabilities and stockholders' equity              $9,057,146

See Accompanying Notes to Financial Statements

                             eConnect
              CONSOLIDATED STATEMENTS OF OPERATIONS
                           (Unaudited)

            For the Three    For the Three    For the Six    For the Six
            Months Ended     Months Ended     Months Ended   Months Ended
            June 30 2000     June 30 1999     June 30 2000   June 30 1999

Revenue

Sports
Books(excess
payouts over
wagers)     $   (462,573)    $         -      $  (462,573)   $         -

Operating
expenses

Sports
Books            118,350               -          118,350              -

Consulting     5,648,127         841,365       15,517,044        867,615

Public
Relations        436,223               -        5,669,003              -

Research
And
Development      243,057         498,254        2,153,366        502,354

General
And
Administra
Tive           2,392,073         488,167        4,343,900        547,097

Total
Operating
Expenses       8,837,830       1,827,786       27,801,663      1,917,066

Net loss
From
Operations    (9,300,403)     (1,827,786)     (28,264,236)    (1,917,066)

Other
Income
(expense)
Interest
Income           106,535               -          193,885              -

Loss on
Investment             -               -                -     (2,062,500)

Equity
losses of
investees              -               -          (280,366)            -

Total
Other
Income
(expense)        106,535               -           (86,481)  (2,062,500)

Net loss
Before
Provision
for income
taxes         (9,193,868)     (1,827,786)      (28,350,717)  (3,979,566)

Provision
for income
taxes                  -               -                 -            -

Net loss     $(9,193,868)    $(1,827,786)     $(28,350,717) $(3,979,566)

Basic and
diluted loss
per common
share             $(0.06)         $(0.16)           $(0.19)      $(0.22)

Basic and
Diluted
Weighted
average
common shares
outstanding  166,744,917      11,181,234       151,417,577   18,233,711

See Accompanying Notes to Financial Statements

                              eConnect
              CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)

                                       For the six months ended June 30
                                           2000              1999

Cash flows from operating activities:
Net loss                                  $(28,350,717)      $(3,979,566)
Adjustments to reconcile net loss to
net cash used by operating activities:
Depreciation and amortization                  785,127                 -
Common shares issued for expenses           21,702,625         2,910,138
Equity losses of investees                     280,366                 -

Changes in operating assets and
liabilities:
Decrease in stock subscription receivable      220,176                 -
Increase in due from related party             (60,525)                -
Increase in due from related party -
secured by Company's common stock           (1,412,036)                -
Increase in deposits                          (250,000)                -
Increase in other assets                      (141,721)                -
Increase in accounts payable                 1,735,730           135,210
Increase in accrued liabilities                135,267                 -
Increase in due to related parties             609,762          (282,535)
Decrease in due to affiliate                   (34,021)                -
Increase in minority interest in
consolidated subsidiary                         15,625                 -
Increase in notes payable - stockholders       361,818                 -

Net cash used by operating activities       (4,402,524)       (1,216,753)

Cash flows from investing activities:
Purchase of fixed assets                      (512,802)           (5,478)
Payments for investments                      (980,797)                -
Payments for purchased software             (2,168,892)                -

Net cash used by investing activities       (3,662,491)           (5,478)

Cash flows from financing activities:
Proceeds from issuance of long-term debt     2,124,000           636,000
Principal payments on long-term debt          (844,302)         (100,000)
Proceeds from issuance of common stock       6,823,288           861,587

Net cash provided by financing activities    8,102,986         1,397,587

Net increase in cash                            37,971           175,356

Cash, beginning of period                      126,172             8,862

Cash, end of period                            164,143           184,218

Supplemental disclosure of cash flow:
Cash paid for interest                               -            97,500

Cash paid for income taxes                           -                 -

Schedule of non-cash investing and
financing activities:

Remaining consideration of the second
half acquisition of Top Sports, S.A.
recorded as Due to related parties           2,785,868                 -

Remaining consideration of the
acquisition of PowerClick, Inc.
recorded as Due to related parties             450,000                 -

8,000,000 common shares issued
related to the acquisition of PowerClick,
Inc.                                         1,300,000                 -

666,667 common shares issued for
accounts payable                               550,000                 -

6,000,000 common shares issued for
officer bonus payable                        4,800,000                 -

203,865 common shares issued for
stock subscription payable                      81,546                 -

9,400,000 common shares issued in
exchange for due from related party
secured by Company's common stock                    -         2,598,750

See Accompanying Notes to Financial Statements

                             eConnect
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED)

1.  BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The financial statements should be read in conjunction with the Form 10-KSB for the year ended December 31, 1999 of eConnect ("the Company").

The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for the full year. In the opinion of management, the information contained herein reflects all adjustments necessary to make the results of operations for the interim periods a fair statement of such operation. All such adjustments are of a normal recurring nature.

2.  SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The accompanying financial statements include the accounts of the Company's subsidiaries Top Sports, S.A. (99.99% owned) and eConnect Caribbean, S.A. (75% owned). All inter-company accounts have been eliminated and the minority interest recorded. The Company's investment in PowerClick, Inc. (50%) is not consolidated but reported on the equity basis of accounting. See Note 3, "Acquisitions".

Revenue - Revenue (second quarter-April 1 - June 30, 2000) was reported from the Company's wholly-owned subsidiary, Top-Sports, S.A. which revenue is derived from non-internet gaming operations located in Santo Domingo, Dominican Republic.
Revenue consists of the excess of the payouts in the amount of $3,376,137 over wagers made in the amount of $2,913,564 resulting in a net gaming loss of $462,573.

The Company acquired control of Top-Sports, S.A. as of April 1,2000, consequently the above revenue is included in the Company's consolidated operations. The Company did not have a controlling interest during the first quarter (January 1 - March 31, 2000), consequently, Top-Sports, S.A. operating results for this period was reported on the equity basis of accounting, which was a loss of $200,669.

Amortization - Goodwill representing the excess of the purchase price over the equity of the ownership percentage in the Company's subsidiaries and the costs of the intangible assets are amortized over a three-year period. Because the Company has not begun its e-commerce operations and installation is in process, no amortization has been recorded on the purchased software. See Note 4 "Purchased Software".

3.  ACQUISITIONS

PowerClick, Inc. - In February 2000, the Company acquired 50% of the outstanding capital stock of PowerClick, Inc. ("the investee") in consideration of $1,200,000 cash (of which $450,000 is still due and payable) and 8,000,000 shares of the Company's common stock valued at $1,300,000 for an aggregate 50% investment of $2,500,000, which is principally comprised of goodwill. To date, a loss of $79,697 (first quarter March 31,2000) and six months goodwill amortization of $319,292 have been recorded for a net carrying value at June 30,2000 of $2,101,011. During the second quarter, 5,200,000 shares of common stock valued at $1,950,000 were given to PowerClick, Inc. stockholders for consulting services and expensed in the accompanying "Consolidated Statement of Operations".

Due to a dispute between the parties and unavailability of necessary accounting records, PowerClick, Inc. did not report its second quarter earnings/losses (April 1 - June 30, 2000) to the Company's management. However, the Company's management does not believe that such amounts, if reported, would have a material impact to these consolidated financial statements. Consequently, the above carrying value of $2,101,011 has not been adjusted for the 50% share of PowerClick, Inc.'s second quarter's earnings/losses.

Currently, the parties and their respective counsels are attempting to resolve the dispute.

Top Sports, S.A. - The Company completed the second half of its Top Sports, S.A. acquisition effective April 1, 2000 by acquiring 4,997 shares of the remaining 5,000 capital shares outstanding. Of the 10,000 shares outstanding, the Company owns 9,994 shares. Dominican Republic Law, where Top Sports, S.A. is located, requires that there be seven stockholders.

The above 4,997 shares of Top-Sports, S.A. was acquired for 2,800,000 shares of the Company's common stock valued at $3,450,000. The goodwill resulting from the acquisition of Top-
Sports, S.A. $2,860,527 is included in intangible assets.

eConnect Caribbean, S.A. - eConnect Caribbean, S.A. was organized under the laws of the Dominican Republic and serves as the Company's Latin American headquarters for all e-commerce transactions. The Company owns 75% of the outstanding capital shares with the remaining 25% owned by the company's managing director. eConnect Caribbean is in the start-up phase, no revenue has been recorded and start-up costs of $71,114 have been expensed.

4.  PURCHASED SOFTWARE

Purchased software represents the Connex Software System used in processing e-commerce transactions. The system will be installed in the Dominican Republic (currently in process), Ireland, Hong Kong and Australia. The licensor, E-Funds, (located in Milwaukee, Wisconsin) and the Company have worked out a payment plan to pay $680,000 down and $1,752,000 over three years for an aggregate $2,432,000.

The accompanying consolidated balance sheet liability has imputed interest at 15.031% for a present value of $2,124,000 (including the $680,000 down payment) assigning a value of $531,000 to each of the above four geographic areas plus $44,892 in professional service fees (installation costs billed and in process). The balance is due in monthly installments of $58,400 through February 2002 and monthly installments of $29,200 from March 2002 through February 2003. Under the terms of the license agreement the Company has a no term limitation to use the Connex Software System, however, title to the software remains with the licensor.

As of June 30, 2000, principal payments on the note payable are as follows:

Six months ending December 31, 2000       $   262,314
12 months ending December 31, 2001            587,234
12 months ending December 31, 2002            372,829
Period ending February 4, 2003                 57,321

                                            1,279,698

Less: amounts due within one year             544,971

Note payable - long-term portion           $  734,727

5.  DEPOSIT

In connection with a "Letter of Intent", a non-binding agreement with National Data Funding Corporation (NDFC), the Company has deposited (non-refundable) $250,000. "The Letter of Intent" requires the Company to pay the stockholders of NDFC $10,000,000, 10,000,000 shares of the Company's common stock in exchange for 100% ownership, and contribute to NDFC $1,000,000 and 1,000,000 shares of the Company's common stock for working capital.

Pursuant to the "Letter of Intent", the Company is required to "spin off" NDFC as a publicly traded company in which the Company will retain a 25% ownership. The "Letter of Intent" dated June 2, 2000 expires September 1, 2000.

6.  DUE TO RELATED PARTIES

As of June 30, 2000, due to related parties totaled $3,845,630 consisting of $3,395,630 due to the former sole stockholder of Top Sports, S.A. and $450,000 due to the stockholders of PowerClick, Inc. as discussed in Note 3, bearing no interest and due on demand. The due to related party balance of $3,395,630 is comprised of $609,762 payable in cash and the remaining $2,785,868 payable in 2,800,000 shares of the Company's common stock.

7.  NOTES PAYABLE - STOCKHOLDERS

Notes payable - stockholders are comprised of five notes aggregating $711,818 ($600,000 in cash; $111,818 in 242,500 shares of the Company's common stock). The notes dated in May and June 2000 are due no later than six months from the notes' dates, bearing a simple interest rate of 10% per month on the cash balance.

8.  GOING CONCERN

The Company incurred a net loss of approximately $28,000,000 for the six months ended June 30, 2000. The Company's current liabilities exceed its current assets by approximately $7,700,000 as of June 30, 2000. These factors create an uncertainty about the Company's ability to continue as a going concern. The Company's management has developed a plan, which includes completing the development of technology products to generate future revenues. The Company will also seek additional sources of capital through the issuance of debt equity financing, but there can be no assurance that the Company will be successful in accomplishing its objectives.

The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company's plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                  L.L. Bradford & Company, LLC
            Certified Public Accountants & Consultants
                2901 El Camino Avenue, Suite 105
                   Las Vegas, Nevada 89102
            (702) 735-5030  facsimile (702) 735-4854

        REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders eConnect
San Pedro, California

We have audited the accompanying consolidated balance sheet of eConnect as of December 31, 1999, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1999 and for the transition period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of eConnect for the year ended August 31, 1998, were audited by another auditor whose report dated April 7, 1999, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the December 31, 1999 and December 31, 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of eConnect as of December 31, 1999, and the results of its operations and its cash flows for the year and transition period then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the consolidated financial statements, the Company has suffered losses from operations, current liabilities exceed current assets and has a net stockholders' deficiency, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 11. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ L.L. Bradford & Company, LLC
L.L. Bradford & Company, LLC
March 24, 2000
(except for Note 12, as to
which the date is April 17, 2000)
Las Vegas, Nevada

                           eCONNECT
                  CONSOLIDATED BALANCE SHEET
                       December 31, 1999

                             ASSETS

Current assets
Cash                                               $         126,172
Stock subscriptions receivable                               220,176
Due from related party                                       250,000
Total current assets                                         596,348

Other assets
Investments, net                                              93,883
Goodwill, net                                                208,333
Other intangibles, net                                       755,675

                                                           1,057,891

Total assets                                               1,654,239

              LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Officer bonus payable                                      4,800,000
Accounts payable                                           1,075,270
Accrued liabilities                                           90,680
Due to related party                                         613,010
Stockholder loan payable                                     350,000
Total current liabilities                                  6,928,960
Total liabilities                                          6,928,960

Commitments and contingencies                                      -

Stockholders' deficit
Common stock; $.001 par value;
200,000,000 shares authorized, 110,601,173
shares issued and outstanding                                110,601
Additional paid-in capital                                    28,087,363
Due from related party - secured by
Company's common stock                                    (2,980,882)
Stock subscription payable                                    81,546
Accumulated deficit                                      (30,573,349)
Total stockholders' deficit                               (5,274,721)
Total liabilities and stockholders' deficit                1,654,239

See Accompanying Notes to Financial Statement

                            eCONNECT
             CONSOLIDATED STATEMENTS OF OPERATIONS

                             Year           Transition      Year
                             Ended          Period          Ended
                             December 31    Ended           August 31
                             1999           December 31     1998
                                            1998

Revenue                      $    40,000    $         -     $       -

Operating expenses
Consulting                     7,664,088        768,050       122,020
Officers compensation          5,026,165              -             -
Research and development       3,490,411              -             -
General and administrative     2,886,080          8,088        74,948

Total operating expenses      19,066,744        776,138       196,968

Net loss from operations     (19,026,744)      (776,138)     (196,968)

Other income (expense)
Interest income                  144,471              -             -
Loss on investments           (4,391,120)             -             -
Total other income (expense)  (4,246,649)             -             -

Net loss before provision for
income taxes                 (23,273,393)      (776,138)     (196,968)

Provision for income taxes             -              -             -

Net loss                     (23,273,393)      (776,138)     (196,968)

Basic and diluted loss per
common share                       (0.63)         (0.05)        (0.02)

Basic and diluted weighted
average common shares
outstanding                   36,868,312     14,346,554    10,994,465

See Accompanying Notes to Financial Statement

                             eCONNECT
          CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

               Common Stock
               Number           Add'l   Due       Stock   Accum    Total
               Of               Paid    From      sub     ulated   Stock
               Shares           in      Related   scrip   Deficit  holders
                       Amount   capital Party     tion             Deficit
                                        Secured   payable
                                        by
                                        Companys
                                        Common
                                        Stock
Balance
September 1
1997         7,843,234   7,843 4,926,124       -        - (5,270,634) (336,667)

Common
shares
issued for
services     5,341,000   5,341   147,819       -        -          -    153,160

Common
shares
issued for
payment on
due to
related
party          750,000     750    34,385       -        -          -     35,135

Common
shares
issued for
payment on
accounts
payable        350,000     350    20,650       -        -          -     21,000

Net loss             -       -         -       -        -   (196,968)  (196,968)


Balance
August 31
1998        14,284,234  14,284 5,128,978       -        - (5,467,602)  (324,340)

Common
shares
issued for
services       161,000     161     7,889       -        -          -      8,050

Common
shares
issued for
cash            30,000      30    11,970       -        -          -     12,000

Net loss             -       -         -       -        -   (776,138)  (776,138)

Balance
December 31
1998        14,475,234   14,475  5,148,837     -        - (6,243,740)(1,080,428)

Stockholder
Loan         9,400,000    9,400  2,827,011 (2,980,882)  -          -   (144,471)

Stock
subscription
payable              -        -          -          -   81,546     -     81,546

Common
shares
issued for
services    37,299,736    37,300  10,205,932        -        -     -  10,243,232

Common
shares
issued for
interest     3,410,613     3,411     640,349        -        -     -     643,760

Common
shares
issued for
stock
subscription
receivable     716,966       717     219,459        -        -      -    220,176

Common
shares
issued for
principal
payments on
long-term
debt         1,589,387     1,589    298,411        -        -       -   300,000

Common
shares
issued for
cash        16,428,136    16,428  2,804,209        -        -       - 2,820,637

Common
shares
issued for
acquisition
of
Isla Escondida
S.A.       18,710,000     18,710  3,533,091        -        -       - 3,551,801

Common
shares
issued for
acquisition
www.theArt
Auction.com 2,165,000      2,165    961,804        -        -       -   963,969

Common
shares
issued for
joint
venture     1,650,000      1,650    323,700        -        -       -   325,350

Common
shares
issued for
acquisition
of Top
Sports,
S.A.        1,000,000      1,000     72,100        -        -       -    73,100

Common
shares
issued for
stock
dividend    3,756,101      3,756  1,052,460        -        -(1,056,216)      -

Net loss          -          -       -            -    -23,273,393)(23,273,393)

Balance
December 31
1999   110,601,173 110,601 28,087,363 (2,980,882) 81,546(30,573,349)(5,274,721)

See Accompanying Notes to Financial Statement

                             eCONNECT
               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  Year           Transition      Year
                                  Ended          Period Ended    Ended
                                  December 31    December 31     August 31
                                  1999           1998            1998

Cash flows from operating
activities:
Net loss                          (23,273,393)       (776,138)   (196,968)
Adjustments to reconcile net
loss to net cash used by
operating activities:
Amortization                          207,019               -           -
Common shares issued for
interest expense                      643,760               -           -

Common shares issued for
services                           10,243,232           8,050     153,160

Loss on investments                 4,391,120               -           -

Changes in operating assets
and liabilities:
Increase in due from related
party                                (250,000)              -           -

Increase in due from related
party - secured by Company's
common stock                         (757,481)              -           -

Increase in officer bonus
payable                             4,800,000               -           -

Increase (decrease) in
accounts payable                      (62,251)        759,750      21,793

Increase in accrued
Liabilities                            45,111          24,169       3,001

Increase in due to related
party                                 613,010               -           -

Increase (decrease) in
stockholder loan payable              350,000         (18,969)     18,969
Net cash used by
operating activities               (3,049,873)         (3,138)        (45)

Cash flows from investing
activities:
Payments for investment               (35,000)              -           -
Net cash used by
investing activities                  (35,000)              -           -

Cash flows from financing
activities:
Proceeds from issuance of
long-term debt                        500,000              -            -
Principal payments on long-
term debt                            (200,000)             -            -
Proceeds from issuance of
common stock                        2,820,637         12,000            -
Proceeds from issuance of
stock subscription payable             81,546              -            -
Net cash provided by
financing activities                3,202,183         12,000            -

Net increase (decrease) in cash       117,310          8,862          (45)

Cash, beginning of period               8,862              -           45

Cash, end of period                   126,172          8,862            -

Schedule of non-cash investing
and financing activities:
18,710,000 common shares
issued for the acquisition of
Isla Escondida, S.A.                3,551,801             -             -

2,165,000 common shares
issued for the acquisition
of www.theArtAuction.com              963,969             -             -

1,650,000 common shares
issued for joint venture              325,350             -             -
1,000,000 common shares
issued for the acquisition
of a 50% interest in Top
Sports, S.A.                           73,100             -             -

9,400,000 common shares
issued in exchange for
due from related party -
secured by Company's
common stock                        2,836,411             -             -

716,966 common shares issued
in exchange for
stock subscription receivable         220,176             -             -

3,756,101 common shares
issued for a 5% stock
dividend                            1,056,216             -             -

1,589,397 common shares
issued for principal
payments on long-term debt            300,000             -             -

Acquisition of investment in
exchange for due from related
party - secured by Company's
common stock                          706,810             -             -

5,341,000 common shares
issued for payment on
due to related party                        -             -        35,135

350,000 common shares issued
for payment on accounts payable             -             -        21,000

See Accompanying Notes to Financial Statement

                            eConnect
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

Description of business - eConnect (the "Company") currently has two divisions. The first division is primarily comprised of on-line gaming. Presently, the on-line gaming division has not commenced operations but plans to do so in the near future through an off-shore company. The second division is comprised of technology developments for ATM cards with PIN access or smart card payments (same-as-cash payments whereby the merchant can reverse the transaction) using the Personal Encrypted Remote Financial Electronic Card Transactions ("PERFECT").

History - eConnect (formerly Betting, Inc.) was originally incorporated in the State of Missouri on September 1, 1981 under the name of Handy-Top, Inc. The Company underwent several name changes until May 1993, when it changed its name to Leggoons, Inc. As Leggoons, Inc., the Company was engaged in the design, manufacturing and distribution of apparel and related accessories. In June 1996, Leggoons, Inc. transferred all of its assets to a third party assignee under an " Assignment for the Benefit of Creditors" ("Assignment"). An Assignment is a business liquidation device available as an alternate to bankruptcy. As such, Leggoons, Inc. continued as a shell corporation with no business operations.

In February 1997, the Company entered into an agreement to license assets from Electronic Transaction Technology ("ET&T"), formerly known as Home Point of Sales, Inc., for the purpose of licensing certain technology for the development of PERFECT. ET&T is a privately held corporation with a majority interest owned by Thomas S. Hughes, President of the Company. This technology developed by ET&T would provide consumers with the option to instantly pay bills or make purchases from home with real-time cash transactions. In March 1997, Thomas S. Hughes, Chairman of ET&T, was elected the Chairman and President of the Company and concurrently changed the Company's name to Betting, Inc.

In May 1999, an Agreement and Plan of Merger was consummated between the Company and Betting, Inc., a non-operating privately held Nevada corporation ("Betting-Nevada"), whereby no shares were issued between companies. Effective in June 1999, the Articles of Merger were filed with the Nevada Secretary of State, which formally resulted in the re-domicile of the Company from the State of Missouri to the State of Nevada. Under generally accepted accounting principles, the merger with Betting-Nevada is considered to be a reorganization in substance, rather than a business combination since Betting-Nevada had no assets, liabilities or operations, and the Company has since re-domiciled in the State of Nevada through Betting-Nevada. Accordingly, the accounting for the merger has been recorded at historical cost in a manner similar to a pooling of interests ("as-if pooling of interest accounting"), and no goodwill was recorded.

In June 1999, a Certificate of Amendment to the Articles of Incorporation changed the name of the Company to eConnect and increased the number of authorized common shares to 100,000,000. On August 23, 1999, a Certificate of Amendment to the Articles of Incorporation was filed with the Nevada Secretary of State further increasing the number of authorized common shares to 200,000,000.

Business combination and investments - The business combination has been accounted for under the purchase method of accounting, therefore the Company includes the results of operations of the acquired business from the date of acquisition. Net assets of the company acquired are recorded at fair value as of the date of acquisition. The excess of the acquired business' purchase price over the fair value of its tangible and identifiable intangible assets is then included in goodwill in the accompanying consolidated balance sheet.

Investments in affiliated entities in which the Company has the ability to exercise significant influence, but not control, and generally is an ownership interest of the investee's voting stock between 20% and 50%, are accounted for under the equity method of accounting. Accordingly, under the equity method of accounting, the Company's share of the investee's earnings or losses are included in the consolidated statements of operations. The Company records its investments accounted for under the equity-method as "Investments" on the consolidated balance sheet and its share of the investee's earnings or losses in "Equity earnings or losses of investees" on the consolidated statement of operations. The portion of the Company's investment in an investee that exceeds its claim of the net assets of the investee, if any, is treated as goodwill and amortized over a period of three years.

Principles of consolidation - The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany balances and transactions have been eliminated.

Definition of fiscal year - In June 1999, the Company changed its fiscal year-end from August 31 to December 31. Accordingly, the Company reported a transition period, which began September 1, 1998 and ended on December 31, 1998 (referred to herein as the "transition period").

Reclassification - Certain prior year balances have been reclassified to conform to the current year presentation.

Use of estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Goodwill and intangible assets - Goodwill represents the excess of an acquired business' purchase price over the fair value of its assets, which is recorded for business acquisitions accounted for under the purchase method. Goodwill is presented net of related accumulated amortization and is being amortized over the estimated useful life.
The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of goodwill and intangible assets or whether the remaining balance of goodwill and intangible assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the goodwill and intangible assets in measuring their recoverability.

Fair value of financial instruments - The carrying amounts for the Company's cash, stock subscriptions receivable, due to/from related party, officer bonus payable, accounts payable, accrued liabilities, stockholder loan payable and stock subscription payable approximate fair value due to the short-term maturity of these instruments.

Earnings (loss) per share - Basic earnings (loss) per share excludes any dilutive effects of options, warrants and convertible securities. Basic earnings (loss) per share is computed using the weighted-average number of outstanding common shares during the applicable period. Diluted earnings per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation if their effect is antidilutive.

Income taxes - The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

As of December 31, 1999, the Company has available net operating loss carryovers of approximately $30 million that will expire in various periods through 2019. Such losses may not be fully deductible due to the significant amounts of non-cash service costs and the change in ownership rules under Section 382 of the Internal Revenue Code. The Company has established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization.

Comprehensive income (loss) - The Company has no components of other comprehensive income. Accordingly, net loss equals comprehensive loss for all periods.

Advertising costs - The Company recognizes advertising expenses in accordance with Statement of Position 93-7 "Reporting on Advertising Costs." Accordingly, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of communicating advertisements in the period in which the advertising space or airtime is used. Internet advertising expenses are recognized based on the terms of the individual agreements, generally over the greater of the number of impressions delivered over the total number of contracted impressions, or a straight-line basis over the term of the contract. Advertising costs of approximately $50,000 were incurred for the year ended December 31, 1999. No advertising costs were incurred for the transition period ended December 31, 1998 or the year ended August 31, 1998.
Research and development costs - Research and development costs are charged to expense when incurred. Costs incurred to internally develop software, including costs incurred during all phases of development, are charged to expense as incurred.

Stock-based compensation - The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statements of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force ("EITF") Issue No. 96-18.

New accounting pronouncements - In November 1999, the EITF commenced discussions on EITF No. 99-17, "Accounting for Advertising Barter Transactions." The EITF provides guidance on the recognition of Internet barter advertising revenues and expenses under various circumstances. The EITF reached a conclusion that revenues and expenses from advertising barter transactions should be recognized at the fair value of the advertising surrendered or received only when an entity has a historical practice of receiving or paying cash for similar advertising transactions. The Company does not expect that the adoption of EITF No. 99-17 will have a material impact on its consolidated financial statements.

2.  BUSINESS COMBINATION

The Company initiated an acquisition of Isla Escondida, S.A.
during 1999. This acquisition was recorded using the purchase method of accounting under APB No. 16. The results of operations for the acquired company have been included in the financial results of the Company from the date of such transaction forward.

In accordance with APB No. 16, all identifiable assets were assigned a portion of the cost of the acquired company (purchase price) on the basis of their respective fair values. Intangible assets were identified and valued by considering the Company's intended use of the acquired assets and analysis of data concerning products, technologies, markets, historical performance, and underlying assumptions of future performance. The economic environment in which the Company and the acquired company operate were also considered in the valuation analysis.

In August 1999, the Company completed its acquisition of Isla Escondida, S.A. (hereafter "777WINS"), a Costa Rica Corporation with the ability to provide on-line gaming through its website portal www.777WINS.com. In connection with the acquisition, the Company issued 18,710,000 shares of the Company's common stock. Substantially all of the purchase price, approximately $3,552,000, was allocated to goodwill. Goodwill is being amortized on a straight-line basis over the estimated useful life of three years. As of December 31, 1999, the Company evaluated the balance and useful life of goodwill related to 777WINS and determined that approximately $3,302,000 had no future benefit and, accordingly, recorded a loss on investment for the same amount. For the year ended December 31, 1999, amortization expense related to this investment approximated $42,000.

3.  INVESTMENTS

In December 1999, the Company acquired 50% of the outstanding capital stock of Top Sports, S.A. ("the Investee") in exchange for $35,000 and 1,000,000 shares of the Company's common stock. The Company has accounted for its 50% ownership interest in the Investee under the equity-method. As of December 31, 1999, the investment in the Investee exceeded the Company's share of the underlying net assets by approximately $85,300. The excess of the underlying net assets in the Investee is being amortized on a straight-line basis over the estimated useful life of three years. For the year ended December 31, 1999, amortization expense related to this investment approximated $14,000.

In September 1999, the Company entered into a joint venture with certain parties to develop an on-line investment trading website. In connection with the joint venture, the Company issued 1,650,000 shares of the Company's common stock. As of December 31, 1999, the Company's management has evaluated and determined that this investment has no future value and was written off as a loss on investment for approximately $325,000.

4.  STOCK SUBSCRIPTION RECEIVABLE

The Company entered into a Regulation D Common Stock Private Equity Line Subscription Agreement ("Subscription Agreement"). The Subscription Agreement entitles the Company to draw funds up to $5,000,000 through the issuance of the Company's common stock for an amount equal to 80% of the market value at the time of each draw, which is subject to certain terms and conditions.
The Company is assessed a placement fee, as provided within the Subscription Agreement, for funds drawn, which is equal to 8% of each draw. As of December 31, 1999, the Company has drawn $933,000 of the available $5,000,000. The related placement fee totaling $74,640 has been recorded as additional paid-in capital since this fee relates to the issuance of the Company's common stock. In conjunction with this Subscription Agreement, the Company issued an additional 716,966 shares of the Company's common stock as of December 31, 1999. However, the funds related to this additional issuance of the Company's common stock totaling $220,176 was not fully received by the Company until February 2000. Accordingly, the Company has recorded a stock subscription receivable totaling $220,176 as of December 31, 1999.

5.  OTHER INTANGIBLES

In February 1997, the Company entered into an agreement for the exclusive 20-year license of certain assets of ET&T. In satisfaction of the agreement terms, the Company reduced the balance due from related party - secured by the Company's common stock by approximately $707,000 based upon the fair value of this license. The Company has estimated the fair value based upon the amount of research and development costs incurred by ET&T. As such, the Company has recorded such costs related to this agreement as other intangibles. This other intangible is being amortized on a straight-line basis over three years based upon management's estimated useful life of such asset. Amortization expense for the year ended December 31, 1999, approximated $118,000.

In September 1999, the Company acquired www.theArtAuction.com from PowerClick, Inc., a domain name and website portal, to provide on-line art auctions. In connection with the acquisition, the Company issued 2,165,000 shares of the Company's common stock to PowerClick, Inc. Substantially all of the purchase price, approximately $964,000, was allocated to other intangibles. This other intangible is being amortized on a straight-line basis over an estimated useful life of three years. As of December 31, 1999, the Company's management has evaluated and determined that approximately $764,000 of this investment has no future benefit, accordingly, the Company recorded a loss on investment for the same amount. Amortization expense for the year ended December 31, 1999, approximated $33,000.

6.  OFFICER BONUS PAYABLE

As of December 31, 1999, the Company declared a bonus to the Chief Executive Officer of the Company valued at $4,800,000, which is based upon 6,000,000 shares of the Company's common stock issued in January 2000.

7.  STOCKHOLDERS' DEFICIT

Stock dividend - On September 20, 1999, the Company issued a 5% stock dividend totaling 3,756,101 shares of the Company's common stock to stockholders of record on September 14, 1999.

Stock option activity - The following table summarizes the Company's stock option activity:

                                           Number        Weighted
                                             of          Average
                                            Shares     Exercise Price
Balance, September 1, 1998                     -       $        -
Options granted and assumed                    -                -
Options canceled                               -                -
Options exercised                              -                -
Balance, December 31, 1998                     -                -
Options granted and assumed                15,770,000        0.40
Options canceled                                    -           -
Options exercised                                   -           -

Balance, December 31, 1999                 15,770,000        0.40

The following table summarizes information about options outstanding and exercisable at December 31, 1999:


                     Shares Underlying           Shares Underlying
                    Options Outstanding          Options Exercisable

Range         Shares       Weighted     Weighted  Shares    Weighted
Of Exercise   Underlying   Average      Average   Under     Average
Prices        Options      Remaining    Exercise  Lying     Exercise
              Outstanding  Contractual  Price     Options   Price
                           Life                   Exercis
                                                  able
$0.20-$1.00   15,770,000   1.0 years    $ 0.40    15,770,000 $ 0.40

Pro forma disclosure - SFAS No. 123 requires companies that follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123. Accordingly, had compensation cost been recognized based on the fair value at the date of grant for options granted in 1999, the pro forma amounts of the Company's net loss and net loss per share for the year ended December 31, 1999 would have been as follows:

                                    December 31,1999
Net loss - as reported              $(23,273,393)
Net loss - pro forma                $(24,198,493)
Basic and diluted loss per share
- as reported                       $      (0.63)
Basic and diluted loss per share
- pro forma                         $      (0.66)

The fair value for each option granted was estimated at the date of grant using the Black-Scholes option pricing model, assuming no expected dividends and the following weighted average assumptions:
                                    December 31,1999

Average risk-free interest rates           6.50%
Average expected life (in years)               1
Volatility                                   80%

The weighted average fair value of options granted with exercise prices at the current fair value of the underlying stock during 1999 was $877,600. During 1999, some options were granted with exercise prices that were below the current fair value of the underlying stock. The weighted average fair value of options granted with exercise prices below the current fair value of the underlying stock during 1999 was $47,500. Compensation expense that is recognized in providing pro forma disclosures might not be representative of the effects on pro forma earnings for future years because SFAS No. 123 does not apply to stock option grants made prior to 1995.

8.  RELATED PARTY TRANSACTIONS

Due from related party - As of December 31, 1999, the Company loaned $250,000 to an officer and stockholder of the Company. The balance is non-interest bearing and is due on demand. The Company received repayment of this amount in January 2000.

Due to related party - During 1999, the Company assumed a note payable from ET&T with an outstanding balance at December 31, 1999 of $613,010 in exchange for the due from related party - secured by the Company's common stock in the same amount. The balance is non-interest bearing and is due on demand.

Stockholder loan payable - As of December 31, 1999, a stockholder made loans to the Company of $350,000. This outstanding balance is comprised of $250,000, which is non-interest bearing and due on demand; and $100,000, which bears a simple interest rate of 15% and is due on demand.

Due from related party - secured by Company's common stock - As of December 31, 1999, the Company made loans of $2,980,882 (including accrued interest receivable of $144,471) to ET&T and Thomas Hughes (an officer and director of the Company). The balance is secured by approximately 9,400,000 shares of the Company's common stock, which is owned by ET&T and Thomas Hughes, bearing an interest rate of 10% and is due on demand.

9.  COMMITMENTS AND CONTINGENCIES

Legal proceedings - From March 14, 2000 through the date of this report, multiple legal proceedings were filed asserting the Company and Thomas S. Hughes (an officer and director of the Company), as well as the directors of the Company (in certain actions), have violated Section 10(b) of the Exchange Act (false or misleading statements and omissions which deceived stock purchasers) and also Section 20(a) of the Exchange Act (liability as a "controlling person" with respect to a primary violation of securities laws). The principal allegations concern various material misrepresentations and omissions which allegedly made the Company's public statements, on and after November 18, 1999, false and misleading; and artificially inflated the market for the Company's common stock. The answers or other responses of defendants to the initial complaints are not yet due; therefore, management is unable to express an opinion as to the probable outcome of these litigation matters. The Company intends to defend itself in these litigation matters vigorously.

On March 23, 2000, the Securities and Exchange Commission ("SEC") filed a complaint alleging the Company and Thomas S. Hughes had violated Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 (the anti-fraud provisions of that act). The Complaint also seeks civil penalties against the Company and Thomas S. Hughes and any additional relief within the jurisdiction of the Court. The SEC has alleged that the Company and Thomas S. Hughes disseminated certain press releases that contained material misstatements. On April 6, 2000, the Company consented to the entry of a Permanent Injunction. The court has yet to determine whether disgorgement, civil penalties or other relief should be assessed against the Company.

While the results of these matters cannot be predicted with certainty, the Company's management believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated results of operations, cash flows or financial position. However, unfavorable resolution could affect the consolidated results of operations or cash flows for the years in which they are resolved.

10.  OTHER MATTER

On March 12, 1999, the Securities and Exchange Commission ("SEC") filed a complaint alleging the Company had failed to make available to the investing public current and accurate information about its financial condition and results of operations through the filing of periodic reports with the SEC as required by the Securities Exchange Act of 1934. The SEC sought to compel the Company to file the delinquent periodic reports and enjoin the Company from further violations of the Exchange Act of 1934. The Company consented to the entry of a Final Judgment granting the relief sought by the SEC.

11.  GOING CONCERN

The Company incurred a net loss of approximately $23,000,000 for the year ended December 31, 1999. The Company's liabilities exceed its assets by approximately $5,300,000, and current liabilities exceed its current assets by approximately $6,300,000 as of December 31, 1999. These factors create an uncertainty about the Company's ability to continue as a going concern. The Company's management has developed a plan to complete the development of technology products to generate future revenues and elect new directors to the board. The Company will also seek additional sources of capital through the issuance of debt equity financing, but there can be no assurance that the Company will be successful in accomplishing its objectives.

The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company's plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

12.  SUBSEQUENT EVENTS

During January 2000 through the date of this report, the Company advanced approximately $966,000 to ET&T. These amounts advanced have been secured by ET&T and Thomas Hughes' (an officer and director of the Company) common stock in the Company (see Note
8), which bear an interest rate of 10% and is due on demand.

On February 9, 2000, the Company consummated an acquisition agreement with PowerClick, Inc. whereby the Company acquired 50% of the outstanding capital stock of PowerClick, Inc. in consideration of $1,500,000 and 6,000,000 shares of the Company's common stock, options to purchase 2,000,000 shares of the Company's common stock with a price of $0.40 per share, and an option to purchase an additional 4,000,000 shares of the Company's common stock with a price of $0.40 per share exercisable no sooner than April 1, 2000, but no later than April 30, 2000. This acquisition has been accounted for under the equity method of accounting.

On March 13, 2000, the SEC suspended trading of the Company's common stock from the Over the Counter Bulletin Board ("OTCBB") in connection with an investigation of the Company. The Company's common stock resumed trading on March 27, 2000; however, from that date to the date of this report, the Company's common stock has been trading on the National Quotation Bureau's Pink Sheets since the Company's common stock was delisted on that date from the OTCBB due to the trading suspension. Subsequent to the filing of the Form 10-KSB with the SEC, the Company intends to file a 15c2-11 through a market maker in order to apply for relisting on the OTCBB.

On March 13, 2000, the Company advanced approximately $200,000 to a director of the Company. The balance is non-interest bearing and is due on demand.

On March 22, 2000, the Company consummated an amended and restated employment agreement with an individual and his firm to act as outside counsel for the Company. On April 14, 2000, the Company terminated this individual and his firm as outside counsel. Based upon the amended and restated employment agreement, the remaining compensation for the term of this agreement will be due immediately upon the termination of this individual and his firm as outside counsel if terminated for reasons other than good cause. In addition, any common stock and stock warrants granted through the term of this agreement will be considered due in the event of termination for reasons other than good cause. Accordingly, the termination of this individual and his firm, for reasons other than good cause, may potentially expose the Company to incur a liability of approximately $600,000 for the remaining portion of unpaid compensation for the first, second and third years of this agreement. Furthermore, the termination may have accelerated the vesting of the granted common stock and stock warrants consisting of 400,000 common shares and 400,000 warrants exercisable at $1.00 per share. The Company's management believes that the termination of this individual and his firm was in good cause and intends to defend itself in this matter vigorously.

On March 21, 2000, the Company consummated an amended employment agreement with an individual for the position of President and Chief Operating Officer for the Company. On April 17, 2000, the Company terminated this individual as President and Chief Operating Officer of the Company. Based upon the amended employment agreement, the remaining salary for the term of this agreement, will be due within 30 days upon the termination of this individual if terminated for reasons other than good cause. In addition, through the date of termination, all of the granted stock options and warrants will vest and be exercisable for their entire term. Accordingly, the termination of this individual, for reasons other than good cause, may potentially expose the Company to incur a liability of approximately $1,260,000 for the remaining portion of unpaid salary for the first, second, third, and fourth years of this agreement. Furthermore, the termination may have accelerated the vesting of the granted stock options and warrants consisting of 1,000,000 warrants exercisable at $1.00 per share, 6,000,000 stock options exercisable at $0.40 per share, and 1,500,000 stock options exercisable at the lowest average daily trading price of the Company's common stock within the first 90 days of the executive's employment. The Company's management believes that the termination of this individual was in good cause and intends to defend itself in this matter vigorously.

              CHANGES IN AND DISAGREEMENTS WITH
                 ACCOUNTANTS ON ACCOUNTING
                  AND FINANCIAL DISCLOSURE

(a) On August 1, 1998, the company engaged the services of George Brenner, C.P.A. of Beverly Hills, California, to provide an audit of the company's financial statements for the fiscal years ended August 31, 1997 and 1998. The former accountant for the company, BDO Seidman L.L.P. of St. Louis Missouri declined the stand for re-election for the 1997 engagement. The independent auditor's reports for August 31, 1996 and 1995, were modified as to the uncertainties about the company's ability to continue as a going concern. The decision to change accountants was approved by the company's Board of Directors with the selection of the successor accountant.

(b) Effective on July 19, 1999, the independent accountant who was previously engaged as the principal accountant to audit the registrant's financial statements, resigned. This accountant's report on the financial statements for the past two years was modified as to uncertainty that the company will continue as a going concern. The decision to change accountants was approved by the Board of Directors.

(c) Effective on July 22, 1999, the firm of Farber & Hass was engaged to serve as the new principal accountant to audit the company's financial statements. During the company's two most recent fiscal years, and the subsequent interim period prior to engaging that accountant, neither the company (nor someone on its behalf) consulted the newly engaged accountant regarding any matter.

(d) Effective on March 8, 2000, the independent accountants who were previously engaged as the principal accountants to audit the company's financial statements were dismissed. These accountants did not issue any financial statements for the company. The decision to change accountants was approved by the Board of Directors.

(e) Effective on March 8, 2000, the firm of L.L. Bradford & Company was engaged to serve as the new principal accountants to audit the company's financial statements. During the company's two most recent fiscal years, and the subsequent interim period prior to engaging those accountants, neither the company (nor someone on its behalf) consulted the newly engaged accountants regarding any matter.

During the company's two most recent fiscal years and any subsequent interim period preceding such changes, there have been no disagreements with former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred within the company's two most recent fiscal years and the subsequent interim period preceding such changes.

                     AVAILABLE INFORMATION

The company has filed with the U.S. Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with the registration statement. Certain items are omitted in accordance with the rules and regulations of the Commission.
For further information with respect to the company and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

A copy of the registration statement, and the exhibits and schedules filed with it, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the public reference room by calling the Commission at 1 (800) SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the company. The address of the site is http://www.sec.gov. The registration statement, including all its exhibits and any amendments, has been filed electronically with the Commission.

                            PART II.
             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Information on this item is set forth in the propsectus under the heading "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder, all of which are being paid by the Company*:

Securities and Exchange Commission registration fee     $  3,222
Transfer agent's fees                                      1,000
Printing and engraving expenses                            1,000
Legal fees and expenses                                  100,000
Accounting fees and expenses                               5,000
State blue sky fees                                        6,511

Total                                                   $116,733*

* All fees, except the Securities and Exchange Commission registration fee and the blue sky fees, are estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

Sales of Unregistered Securities.

(a) The company made the following sales of unregistered securities during the three year period on or before December
31, 1999:

(1) During the period of September 28, 1998 through July 16, 1999, the company sold a total of 1,058,622 shares of common stock to 76 individuals, at an average price of $0.40 per share. In conjunction with some of these sales, the company give to these individuals for no additional charge warrants to purchase common stock of the company at $0.40 per share.

(2)  During the period of April 7, 1999 through November 24,
1999, the company issued a total of 4,484,500 shares of common stock to 14 individuals and firms in exchange for consulting and other services to the company.

(3) In addition to the above sales, the company issued restricted shares in the following amounts in connection with the following acquisitions: (a) 2,500,000 shares in connection with the Letter of Intent between the company and Rogel Technologies; (b) 5,200,000 shares in connection with the acquisition of Isla Escondida, S.A. (owner of the 777WINS.com website); (c) 1,165,000 shares in connection with the acquisition of the TheArtauction.com website from PowerClick; and (d) 1,000,000 shares in connection with the acquisition of a 50% interest in TopSports, S.A.

(4) The company and Alpha Venture Capital, Inc. entered into a common stock purchase agreement, dated September 28, 1999.
Under the terms of this agreement, Alpha Venture Capital, Inc. has been issued warrants to purchase up to 1,000,000 free trading shares of common stock (exercisable at a price equal to 80% of the closing bid price of the common stock on the effective date of the Purchase Agreement from said date until a date which is five years thereafter) and up to 500,000 free trading shares of common stock in connection with drawdowns under the purchase agreement (exercisable at the closing bid price on the date of each draw from the effective date of the purchase agreement until a date which is five years thereafter).

(b) The company made the following sales of unregistered securities after December 31, 1999:

(1) Between February 2, 2000 and February 29, 2000, the company sold a total of 3,069,011 shares of common stock to 79 individuals at a price of $0.40 per share, for an aggregate consideration of $1,227,604.

(2) In February 2000, the company issued 10,500,000 warrants, exercisable at $0.40 per share until January 31, 2005, to Boardwalk Associates, Inc. in connection with a consulting agreement between the parties, dated January 26, 2000.

(3) During the period of January 1, 2000 through March 6, 2000, the company issued a total of 9,320,167 shares of common stock to 17 individuals and firms in exchange for consulting and other services performed for the company (including 6,000,000 shares issued to Ryan Kavanaugh in connection with a consulting agreement with the company.

(4) During April 2000, the company issued 6,000,000 of its common stock to for the acquisition of PowerClick valued at $975,000. The company also issued 250,000 shares of its common stock to an individual for research and development valued at $156,250. An additional 2,500,000 shares of its common stock were issued to two individuals for finder's fees valued at a total of $781,250.

(5) On June 15, 2000, the company issued 3,000,000 shares of common stock to an individual valued at $600,000, of which, a portion was for consulting services valued at $100,000 and the company received $500,000 cash for the remainder.

(6) On June 27, 2000, the company issued 200,000 shares of its common stock to two individuals for consulting services valued at $59,400.

(7) On August 2, 2000, the company sold a total of 577,500 shares of common stock to 16 individuals at $0.40 per share, for a total consideration of $231,000.

(8) On July 21, 2000 and August 2, 2000, the company issued a total of 4,250,000 shares of common stock to three individuals and one company for consulting services for the company.

No commissions or fees were paid in connection with these sales (a commission of 8% of the amount of each draw under the common stock purchase agreement has been paid to Alpha Venture Capital, Inc., but this commission was not paid in connection with issuance of warrants to this firm). All of the above sales were undertaken pursuant to a claim of exemption from registration under Rule 506 of Regulation D under Section 4(2) of the Securities Act of 1933.

(e)  Use of Proceeds.

The company filed a Form SB-2 with the SEC on June 1, 1999.
This offering was used exclusively for consulting and other services provided to the company and for settling litigation involving a debenture and certain warrants between the company and CALP II, LP, as reported in a Form 8-K filed with the SEC on January 18, 2000. Therefore, no cash proceeds were raised from this offering.

On August 20, 1999, the company filed a Form SB-2 with the SEC under Rule 415 (self offering) to register an aggregate amount of 61,000,000 shares of common stock (aggregate offering price of $11,590,000 under Rule 457(c)). This offering was used primarily for consulting services and acquisitions by the company, and commenced on the effective date of this registration statement (September 7, 1999). However, 20,000,000 shares of common stock under this offering are to be used for the sale of shares under a common stock purchase agreement (as discussed above) (through a post-effective amendment to this Form SB-2 filed and effective on September 29, 1999 - File No. 333-79739).

The total amount of shares sold under this offering to date is 43,816,661. Out of the amount sold to date, the company issued the following:

21,000,042 shares in connection with various acquisitions and consulting services for the company.

11,956,526 shares in connection with the common stock purchase agreement with Alpha Venture Capital, Inc. (to date, the company has sold a total of $3,804,000 in shares under this agreement, leaving a balance to be sold of $1,196,000 out of the total commitment of $5,000,000)

10,103,468 shares upon the exercise of warrants at $0.40 per share issued for consulting services for the company, for a total consideration of $4,041,459.

756,625 shares for the repayment of loans made to the company totaling $302,650.

The expenses involved with this offering to date have been approximately $421,000 (which includes an 8% commission payable on the sales made under the common stock purchase agreement [totals $304,320). The net cash proceeds from this offering (gross proceeds of $7,845,459 less offering expenses) of approximately $7,424,459 have been used for working capital for the company.

ITEM 27.  EXHIBITS

The exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

ITEM 28.  UNDERTAKINGS

The undersigned company hereby undertakes to:

(a) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) Provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore,
unenforceable.   In the event that a claim for indemnification
against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                           SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of San Pedro, State of California, on September 12,2000.

                                         eConnect


                                        By: /s/  Thomas S. Hughes
                                        Thomas S. Hughes, President/CEO

                     Special Power of Attorney

The undersigned constitute and appoint Thomas S. Hughes their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form SB-2 registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

       Signature                 Title                          Date

/s/ Thomas S. Hughes     President/Chief Officer/Director  September 12, 2000
Thomas S. Hughes

/s/ Jack M. Hall         Secretary/Director                September 12, 2000
Jack M. Hall

/s/ Diane Hewitt         Treasurer (Principal Financial    September 12, 2000
Diane Hewitt             and Accounting Officer)/Director

/s/ Laurence Donoghue    Director                          September 12, 2000
Laurence Donoghue

                           EXHIBIT INDEX

Exhibit       Description
No.

2        Agreement and Plan of Merger, dated June 1, 1999
        (incorporated by reference to Exhibit 2 of the Form 10-KSB filed on May 9, 2000).

3.1 Articles of Incorporation of the company (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form SB-2/A filed on July 22, 1999).

3.2      Certificate of Amendment of Articles of Incorporation
        (incorporated by reference to Exhibit 3.2 of the Registration
         Statement on Form SB-2/A filed on July 22, 1999).

3.3      Certificate of Amendment of Articles of Incorporation
        (incorporated by reference to Exhibit 3.3 of the Registration
         Statement on Form SB-2/A filed on September 3, 1999).

3.4      Bylaws of the company (incorporated by reference to Exhibit
         3.3 of the Registration Statement on Form SB-2/A filed on July
         22, 1999).

4.1      Class A Warrant Agreement (incorporated by reference to
         Exhibit 4.2 of Leggoons, Inc. Registration Statement on Form S-1 filed on October 28, 1993).

4.2      Retainer Stock Plan for Non-Employee Directors and
         Consultants, dated April 26, 1999 (incorporated by reference to
         Exhibit 4.1 of the Form S-8 filed on May 14, 1999).

4.3 Consulting and Service Agreement between the company and James Wexler, dated May 20, 1998 (incorporated by reference to
         Exhibit 4.2 of the Form S-8 filed on May 14, 1999).

4.4      Consulting Agreement between the company and Rogel
         Patawaran, dated March 18, 1998 (incorporated by reference to
         Exhibit 4.3 of the Form S-8 filed on May 14, 1999).

4.5 Consulting Agreement between the company and David Ninci, dated February 22, 1999 (incorporated by reference to Exhibit
         4.4 of the Form S-8 filed on May 14, 1999).

4.6 Consulting Agreement between the company and Harry Hargens, dated January 17, 1999 (incorporated by reference to Exhibit 4.5 of the Form S-8 filed on May 14, 1999).

4.7      Consulting Agreement between the company and Charlene
         Charles, dated March 10, 1999 (incorporated by reference to
         Exhibit 4.6 of the Form S-8 filed on May 14, 1999).

4.8 Internet Consulting Services Agreement between the company and Steve Goodman, dated May 3, 1999 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on July 2, 1999).

4.9      Consulting Agreement between the company and Rogel
         Patawaran, dated June 8, 1999 (incorporated by reference to
         Exhibit 4.3 of the Form S-8 filed on July 2, 1999).

4.10 Consulting and Service Agreement between the company and Edward Wexler, dated May 20, 1999 (incorporated by reference to
         Exhibit 4.4 of the Form S-8 filed on July 2, 1999).

4.11     Consultant Agreement between the company and Richard
         Epstein, dated June 3, 1999 (incorporated by reference to
         Exhibit 4.5 of the Form S-8 filed on July 2, 1999).

4.12 Consultant Agreement between the company and Ezzat Jallad, dated March 10, 1999 (incorporated by reference to Exhibit 4.6 of the Form S-8 filed on July 2, 1999).

4.13     Consultant Agreement between the company and Shar
         Offenberg, dated June 20, 1998 (incorporated by reference to
         Exhibit 4.7 of the Form S-8 filed on July 2, 1999).

4.14     Consultant Agreement between the company and Richard
         Parnes, dated May 10, 1999 (incorporated by reference to Exhibit
         4.8 of the Form S-8 filed on July 2, 1999).

4.15 Consulting Contract between the company and Robert Bragg, dated August 19, 1999 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on August 31, 1999).

4.16     Consultant Agreement between the company and Dominique
         Einhorn, dated August 9, 1999 (incorporated by reference to
         Exhibit 4.3 of the Form S-8 filed on August 31, 1999).

4.17     Consultant Agreement between the company and Richard
         Epstein, dated August 16, 1999 (incorporated by reference to
         Exhibit 4.4 of the Form S-8 filed on August 31, 1999).

4.18 Consultant Agreement between the company and Jane Hauser, dated August 16, 1999 (incorporated by reference to Exhibit 4.5 of the Form S-8 filed on August 31, 1999).

4.19 Form of Debenture issued by the company to CALP II, LP, dated June 9, 1999 (incorporated by reference to Exhibit 4.3 of the Registration Statement on Form SB-2/A filed on July 22, 1999).

4.20     Registration Rights Agreement between the company and CALP
         II, LP, dated June 9, 1999 (incorporated by reference to Exhibit
         4.2 of the Registration Statement on Form SB-2/A filed on July
         22, 1999).

4.21 Form of Warrant issued by the company to CALP II, LP, dated June 9, 1999 (incorporated by reference to Exhibit 4.4 of the Registration Statement on Form SB-2/A filed on July 22, 1999).

4.22    Common Stock Purchase Agreement between the company and
        Alpha Venture Capital, Inc., dated September 28, 1999
       (incorporated by reference to Exhibit 4.2 of the Registration
        Statement on Form SB-2 POS filed on September 29, 1999).

4.23 Registration Rights Agreement between the company and Alpha Venture Capital, Inc., dated September 28, 1999 (incorporated by reference to Exhibit 4.3 of the Registration Statement on Form SB-2 POS filed on September 29, 1999).

4.24 Warrant issued by the company to Alpha Venture Capital, Inc., dated September 28, 1999 (incorporated by reference to
        Exhibit 4.4 of the Registration Statement on Form SB-2 POS filed on September 29, 1999).

4.25    Amended and Restated Retainer Stock Plan for Non-Employee
        Directors and Consultants, dated February 1, 2000 (incorporated by reference to Exhibit 4.1 of the Form S-8 filed on February 10, 2000).

4.26 Consulting Services Agreement between the company and Laurel-Jayne Yapel Manzanares, dated February 1, 2000
       (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on February 10, 2000).

4.27 Consulting Services Agreement between the company and Marcine Aniz Uhler, dated February 1, 2000 (incorporated by reference to Exhibit 4.3 of the Form S-8 filed on February 10,
        2000).

4.28 Consulting Services Agreement between the company and William Lane, dated February 7, 2000 (incorporated by reference to Exhibit 4.4 of the Form S-8 filed on February 10, 2000).

4.29 Consulting Services Agreement between the company and Earl Gilbrech, dated February 7, 2000 (incorporated by reference to
        Exhibit 4.5 of the Form S-8 filed on February 10, 2000).

4.30 Consulting Services Agreement between the company and Dominique Einhorn, dated February 7, 2000 (incorporated by reference to Exhibit 4.6 of the Form S-8 filed on February 10,
        2000).

4.31 Consulting Services Agreement between the company and Edward James Wexler, dated February 7, 2000 (incorporated by reference to Exhibit 4.7 of the Form S-8 filed on February 10,
        2000).

4.32  Consulting Agreement between the company and R. Scott
      Hatfield, dated March 6, 2000 (see below).

4.33  Consulting Services Agreement between the company and Chris
      Jensen, dated April 24, 2000 (see below).

4.34 Consulting Agreement between the company and Robert Graham, dated May 11, 2000 (see below).

4.35  Consulting Agreement between the company and Richard
      Epstein, dated May 20, 2000 (see below).

4.36  Consulting Agreement between the company and Richard
      Epstein, dated June 2, 2000 (incorporated by reference to
      Exhibit 10.1 of the Form S-8 filed on July 10, 2000).

4.37  Consulting Services Agreement between the company and Rogel
      Patawaran, dated June 2, 2000 (incorporated by reference to
      Exhibit 10.2 of the Form S-8 filed on July 10, 2000).

4.38 Consulting Agreement between the company and Elle Travis, dated June 2, 2000 (incorporated by reference to Exhibit 10.3 of the Form S-8 filed on July 10, 2000).

4.39  Consulting Agreement between the company and Charles
      Yourshaw, dated June 5, 2000 (incorporated by reference to
      Exhibit 10.1 of the Form S-8 filed on July 10, 2000).

4.40 Consulting Agreement between the company and Nick Gorenc, dated June 5, 2000 (incorporated by reference to Exhibit 10.2 of the Form S-8 filed on July 10, 2000).

4.41  Consulting Agreement between the company and Louis
      Sabatasso, dated June 10, 2000 (incorporated by reference to
      Exhibit 10.1 of the Form S-8 filed on July 10, 2000).

4.42 Consulting Agreement between the company and Laurie Belger, dated June 10, 2000 (incorporated by reference to Exhibit 10.2 of the Form S-8 filed on July 10, 2000).

4.43  Amended and Restated Stock Incentive Plan, dated September
      1, 2000 (incorporated by reference to Exhibit 4.1 of the Form S-8 filed on September 12, 2000).

4.44  Amended and Restated Non-Employee Directors and Consultants
      Retainer Stock Plan (Amendment No. 2) dated September 1, 2000 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on September 12, 2000).

4.45 Consulting Services Agreement between the company and Richard Epstein, dated September 6, 2000 (incorporated by reference to
      Exhibit 4.3 of the From S-8 filed on September 12, 2000).

4.46  Consulting Services Agreement between the company and Chris
      Jensen, dated September 6, 2000 (incorporated by reference to
      Exhibit 4.4 of the Form S-8 filed on September 12, 2000).

10.1  Agreement to License Assets between the company and Home
      Point of Sales, Inc., dated February 18, 1997 (incorporated by reference to Exhibit 10.16 to the Form 8-K filed on February 25,
      1997).

10.2  Escrow Agreement between the company, Home Point of Sales,
      Inc, and First National Bank of Omaha, dated February 18, 1997 (incorporated by reference to Exhibit 10.17 to the Form 8-K filed on February 25, 1997).

10.3 Host Processing Agreement between the company and Electronic Transactions & Technologies, dated April 28, 1997
     (incorporated by reference to Exhibit 10.3 of the Form 10-KSB/A for the fiscal year ended on August 31, 1998).

10.4  Licensing Agreement between the company and Electronic
      Transactions & Technologies, dated March 27, 1998 (incorporated by reference to Exhibit 10.4 of the Form 10-KSB/A for the fiscal year ended on August 31, 1998).

10.5  Promissory Note between Electronic Transactions &
      Technologies and Unipay, Inc., dated April 26, 1999
     (incorporated by reference to Exhibit 10.5 of the Form 10-KSB filed on May 9, 2000).

10.6  Joint Venture Agreement between the company and First
      Entertainment Holding Corp., dated April 29, 1999 (incorporated by reference to Exhibit 10.6 of the Form 10-KSB filed on May 9,
      2000).

10.7  Letter of Commitment between the company and Rogel
      Technologies, dated May 6, 1999 (incorporated by reference to
      Exhibit 2 to the Form 8-K filed on November 15, 1999).

10.8 Acquisition Agreement between the company and eBet.com, Inc., dated August 12, 1999 (incorporated by reference to
      Exhibit 2 to the Form 8-K/A filed on November 15, 1999).

10.9 Consulting Agreement between the company and eMarkit, Incorporated, dated August 16, 1999 (incorporated by reference to Exhibit 10.9 of the Form 10-KSB filed on May 9, 2000).

10.10  Stock Exchange Agreement between the company, La
       Empresa Ranco Plasticos Limitada, Michael Lanes, and Jamie
       Ligator, dated August 31, 1999 (incorporated by reference to
       Exhibit 2.1 to the Form 8-K filed on November 16, 1999).

10.11 Agreement and Plan of Acquisition between the company and PowerClick, Inc., dated September 9, 1999 (incorporated by reference to Exhibit 10.11 of the Form 10-KSB filed on May 9,
       2000).

10.12 Consulting Agreement between the company and International Investor Relations Group, Inc., dated September 24, 1999 (incorporated by reference to Exhibit 10.12 of the Form 10-KSB filed on May 9, 2000).

10.13  Agreement between the company and Kanakaris
       Communications, dated October 21, 1999 (incorporated by reference to Exhibit 10.13 of the Form 10-KSB filed on May 9,
       2000).

10.14  Letter of Commitment between the company and Rogel
       Technologies, dated October 23, 1999 (incorporated by reference to Exhibit 10.14 of the Form 10-KSB filed on May 9, 2000).

10.15 Capital Contribution Agreement between the company and SafeTPay.com, dated November 5, 1999 (incorporated by reference to Exhibit 10.15 of the Form 10-KSB filed on May 9, 2000).

10.16 Agreement between the company and Rogel Technologies, dated November 23, 1999 (incorporated by reference to Exhibit
       10.16 of the Form 10-KSB filed on May 9, 2000).

10.17  Contract of Partnership between the company and Top
       Sports, S.A., dated November 20, 1999 (incorporated by reference to Exhibit 10.17 of the Form 10-KSB filed on May 9, 2000).

10.18 Agreement between the company and Alliance Equities, dated November 29, 1999 (incorporated by reference to Exhibit
       10.18 of the Form 10-KSB filed on May 9, 2000).

10.19 Secured Promissory Note issued to the company by Electronic Transactions & Technologies and Thomas S. Hughes, dated December 1, 1999 (incorporated by reference to Exhibit
       10.19 of the Form 10-KSB filed on May 9, 2000).

10.20  Security Agreement between the company, Electronic
       Transactions & Technologies, and Thomas S. Hughes, dated
       December 1, 1999 (incorporated by reference to Exhibit 10.20 of the Form 10-KSB filed on May 9, 2000).

10.21 Business Cooperation Agreement between the company and Top Sports, S.A., dated December 9, 1999 (incorporated by reference to Exhibit 10.21 of the Form 10-KSB filed on May 9,
       2000).

10.22  Consulting Agreement between the company and Michael
       Leste, dated December 10, 1999 (incorporated by reference to
       Exhibit 10.22 of the Form 10-KSB filed on May 9, 2000).

10.23  Consulting Agreement between the company and Michael
       Kofoed, dated December 10, 1999 (incorporated by reference to
       Exhibit 10.23 of the Form 10-KSB filed on May 9, 2000).

10.24 Agreement between the company and Top Sports S.A., dated December 16, 1999 (incorporated by reference to Exhibit
       10.24 of the Form 10-KSB filed on May 9, 2000).

10.25 Agreement between the company and eMarkit, Incorporated, dated December 29, 1999 (incorporated by reference to Exhibit 10.25 of the Form 10-KSB filed on May 9, 2000).

10.26  Shares Sales Contract between the company and Paul
       Egan, dated January 1, 2000 (see below).

10.27  Fee Agreement between the company and Red Iguana
       Trading Company, Inc., dated January 2, 2000 (incorporated by reference to Exhibit 10.26 of the Form 10-QSB filed on May 30,
       2000).

10.28 Assignment of eSportsbet between the company and PowerClick, Inc., dated January 7, 2000 (incorporated by reference to Exhibit 10.27 of the Form 10-QSB filed on May 30,
       2000).

10.29  Letter of Intent of Negotiation and Information
       Exchange between eConnect2Trade.com, Incorporated, and Empire Financial Holdings, Incorporated, dated January 21, 2000
      (incorporated by reference to Exhibit 10.28 of the Form 10-QSB filed on May 30, 2000).

10.30  Manufacturing Agreement between the company and Asia
       Pacific Micro, Inc., dated January 21, 2000 (incorporated by reference to Exhibit 10.29 of the Form 10-QSB filed on May 30,
       2000).

10.31 Consulting Services Agreement between the company and Boardwalk Associates, Inc., dated January 26, 2000 (incorporated by reference to Exhibit 10.30 of the Form 10-QSB filed on May 30, 2000).

10.32 Consulting Services Agreement between the company and Coldwater Capital L.L.C., dated January 26, 2000 (incorporated by reference to Exhibit 10.31 of the Form 10-QSB filed on May 30, 2000).

10.33  Consultant Agreement between the company and Harvey M.
       Burstein, dated February 2, 2000 (incorporated by reference to
       Exhibit 10.32 of the Form 10-QSB filed on May 30, 2000).

10.34  Consultant Agreement between the company and Terrie
       Pham, dated February 2, 2000 (incorporated by reference to
       Exhibit 10.33 of the Form 10-QSB filed on May 30, 2000).

10.35  Software License, Development, and Maintenance
       Agreement (Dominican Republic) between the company and eFunds Corporation, dated February 3, 2000 (incorporated by reference to Exhibit 10.34 of the Form 10-QSB filed on May 30, 2000).

10.36 Agreement between the company and Burbank Coach Works, dated February 3, 2000 (incorporated by reference to Exhibit
       10.35 of the Form 10-QSB filed on May 30, 2000).

10.37  Software License, Development, and Maintenance
       Agreement (Ireland) between the company and eFunds Corporation, dated February 4, 2000 (incorporated by reference to Exhibit
       10.36 of the Form 10-QSB filed on May 30, 2000).

10.38 Acquisition Agreement between the company and PowerClick, Inc., dated February 9, 2000 (incorporated by reference to Exhibit 10.37 of the Form 10-QSB filed on May 30,
       2000).

10.39  Loan Agreement between the company and Richard
       Epstein, dated February 15, 2000 (incorporated by reference to
       Exhibit 10.38 of the Form 10-QSB filed on May 30, 2000).

10.40 PocketPay Joint Venture Agreement between the company and Pilot Island Publishing, Inc., dated March 1, 2000
      (incorporated by reference to Exhibit 10.39 of the Form 10-QSB filed on May 30, 2000).

10.41  Letter of Intent between the company and Real
       Solutions, Ltd., dated March 9, 2000 (incorporated by reference to Exhibit 10.40 of the Form 10-QSB filed on May 30, 2000).

10.42  Consulting Agreement between the company and Ryan
       Kavanaugh, dated March 10, 2000 (incorporated by reference to
       Exhibit 10.41 of the Form 10-QSB filed on May 30, 2000).

10.43 Amended Employment Agreement between the company and Stephen E. Pazian, dated March 21, 2000 (incorporated by reference to Exhibit 10.42 of the Form 10-QSB filed on May 30,
       2000).

10.44 Amended and Restated Employment Agreement between the company and Stanley C. Morris, dated March 22, 2000
      (incorporated by reference to Exhibit 10.43 of the Form 10-QSB filed on May 30, 2000).

10.45  China-Singapore-Hong Kong-Macao Joint Venture
       Agreement between the company, and Raymond Kessler and Li-Wang Kessler, dated March 27, 2000 (incorporated by reference to
       Exhibit 10.44 of the Form 10-QSB filed on May 30, 2000).

10.46 Amended and Restated Secured Promissory Note issued to the company by Electronic Transactions & Technologies and Thomas
       S. Hughes, dated March 31, 2000 (incorporated by reference to
       Exhibit 10.45 of the Form 10-QSB filed on May 30, 2000).

10.47 Amended and Restated Security Agreement between the company, Electronic Transactions & Technologies, and Thomas S. Hughes, dated March 31, 2000 (incorporated by reference to
       Exhibit 10.46 of the Form 10-QSB filed on May 30, 2000).

10.48  Master Service Agreement between the company and REAL
       Solutions, Ltd., dated April 13, 2000 (see below).

10.49 Consulting and Services Agreement between the company and Peters Entertainment.com, Inc., dated April 14, 2000 (see below).

10.50  Letter of Intent between the company and National Data
       Funding Corporation, dated May 22, 2000 (incorporated by reference to Exhibit 10.47 of the Form 10-QSB filed on August 21, 2000)

10.51 Agreement between the company and Top Sports, S.A., dated June 20, 2000 (incorporated by reference to Exhibit 10.49 of the Form 10-QSB filed on August 21, 2000)

21     Subsidiaries of the Registrant (see below).

27     Financial Data Schedules (see below).

99.1   Patents: dated August 9, 1994, May 19, 1998, and September
       15, 1998 (incorporated by reference to Exhibit 99.1 of the Form 10-KSB filed on May 9, 2000).

99.2 Trademarks: filed March 31, 1997, February 16, 1999, May 6, 1999, May 24, 1999, June 3, 1999, June 4, 1999, August 12, 1999,
       and September 28, 1999 (incorporated by reference to Exhibit
       99.2 of the Form 10-KSB filed on May 9, 2000).
       Trademark filed on March 15, 2000 (incorporated by reference to Exhibit 99.3 of the Form 10-QSB filed on May 30, 2000).